Exhibit 2.1

EXECUTION COPY

CARDWORKS, INC.

STOCK PURCHASE AGREEMENT

September 25, 2005

TABLE OF CONTENTS

1.	Sale and Purchase of Common Stock
	1.1	Purchase of Common Stock
	1.2	Payment of Purchase Price

2.	Closing
	2.1	Date of Closing
	2.2	Outside Date for Closing
	2.3	Time of the Essence

3.	Representations and Warranties by Seller
	3.1	Organization and Authority of the Company
	3.2	Organization and Authority of Seller
	3.3	The Company’s Subsidiaries; Minority LLC
	3.4	No Conflicts; Consents of Third Parties
	3.5	Ownership of Common Stock; Capitalization
	3.6	Financial Statements; Reports; Books and Records
	3.7	Absence of Undisclosed Liabilities
	3.8	Absence of Certain Changes
	3.9	Tangible Personal Property
	3.10	Real Property
	3.11	Litigation; Compliance with Laws
	3.12	Taxes
	3.13	Material Contracts
	3.14	Agreements Regarding Employees
	3.15	Insurance
	3.16	Intellectual Property
	3.17	Labor Matters
	3.18	Employee Benefits
	3.19	Environmental Matters
	3.20	Accounts and Receivables
	3.21	Servicing Clients; Stored Value and Acquiring Business
	3.22	Permits and Licenses
	3.23	Related Party Transactions
	3.24	Banks; Power of Attorney
	3.25	Certain Payments
	3.26	Finders

4.	Representations and Warranties by Buyer
	4.1	Buyer’s Organization and Authority
	4.2	Authorization of Agreement
	4.3	Conflicts; Consents of Third Parties
	4.4	Qualification

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	4.5	Litigation
	4.6	Financial Resources
	4.7	Finders
	4.8	Investment Representation

5.	Further Agreements of the Parties
	5.1	Governmental Approvals
	5.2	[Reserved]
	5.3	Operation of the Business
	5.4	Consents
	5.5	Expenses
	5.6	Access to Information
	5.7	Employees; ERISA
	5.8	Other Action
	5.9	Further Assurances
	5.10	Directors and Officers Indemnification
	5.11	Tax Matters
	5.12	No Shop
	5.13	Non-Competition; Non-Solicitation; Confidentiality
	5.14	Resignation of Directors
	5.15	Acknowledgment and Disclaimer
	5.16	Interim Financial Statements

6.	Conditions to Closing
	6.1	Conditions to the Obligations of Buyer
	6.2	Conditions to the Obligations of Seller

7.	Transactions at the Closing
	7.1	Documents to be Delivered by Seller
	7.2	Documents to be Delivered by Buyer

8.	Survival of Representations and Warranties; Indemnification
	8.1	Survival
	8.2	Indemnification
	8.3	Defense of Claims
	8.4	Limitation on Liability
	8.5	Cap on Liability; Indemnification as Sole Remedy

9.	Termination
	9.1	Termination
	9.2	Liability

10.	Miscellaneous
	10.1	Notices
	10.2	Entire Agreement
	10.3	Headings; Construction
	10.4	Governing Law

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10.5	Separability
10.6	Waiver
10.7	Assignment
10.8	Publicity
10.9	Jurisdiction
10.10	No Third Party Beneficiaries
10.11	Severability
10.12	Definitions
10.13	Counterparts

iii

STOCK PURCHASE AGREEMENT

This agreement (the “Agreement”) is made as of the  25th day of September, 2005 by and between CardWorks, L.P., a Delaware limited partnership (“Seller”), and Liberty Acquisition, Inc., a Georgia corporation (“Buyer”).

RECITALS

A.                                   Seller is the registered and beneficial owner of 100,000 shares of the common stock of CardWorks, Inc., a Delaware corporation (the “Company”), constituting all of the Company’s issued and outstanding shares of capital stock (“Shares”).

B.                                     Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of the Shares for cash upon the terms and conditions hereinafter set forth.

C.                                     Certain terms used in this Agreement are defined in Appendix 1 hereto.

NOW, THEREFORE, it is agreed as follows:

1.                                       Sale and Purchase of Common Stock.

1.1                                 Purchase of Common Stock.  Upon the terms and conditions set forth herein, at the Closing, Seller shall sell all of the Shares to Buyer, free and clear of all Liens, and Buyer shall purchase and acquire all of the Shares, for an aggregate purchase price of Two Hundred Seventy Million Dollars ($270,000,000.00) (the “Purchase Price”), payable as provided in Section 1.2.

1.2                                 Payment of Purchase Price.  The Purchase Price shall be paid at the Closing as follows:

(a)                                  At the Closing, Buyer shall deliver or cause to be delivered to an escrow agent selected by Buyer and Seller (the “Indemnity Escrow Agent”), by wire transfer of immediately available funds, an amount equal to Twenty Seven Million Dollars ($27,000,000.00) (the “Indemnity Escrow Amount”), to be held by the Escrow Agent in an interest bearing account (the “Indemnity Escrow Account”) pursuant to an escrow agreement substantially in the form of Exhibit 1.2(a) (the “Indemnity Escrow Agreement”), which funds shall be paid in whole or in part in accordance with the terms of the Indemnity Escrow Agreement to (i) Buyer if it is determined that Buyer is entitled to indemnification payments under Section 8.2 of this Agreement, or (ii) Seller to the extent Buyer is not determined to be entitled to any such payments; and

(b)                                 At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to such accounts as Seller may direct, an amount which, together with the Indemnity Escrow Amount, equals the Purchase Price.

2.                                       Closing.

2.1                                 Date of Closing.  The closing under this Agreement (the “Closing”) shall take place at the offices of Satterlee Stephens Burke & Burke located at 230 Park Avenue, New York, New York 10169 (or at such other place as the parties may agree upon in writing) on (i) the first Business Day of the calendar month following the calendar month during which the conditions specified in Sections 6.1 and 6.2 have been fulfilled (or waived by the party entitled to the benefit of such condition), provided such date of fulfillment (or waiver) is at least five Business Days prior to the first Business Day of such month or (ii) the first Business Day of the following calendar month if the proviso in (i) above is not satisfied, or (iii) such other date as the parties may agree upon.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”  At the Closing, the parties shall take the actions and execute and deliver the documents referred to in Section 7.

2.2                                 Outside Date for Closing.  If the Closing has not occurred by January 3, 2006 (the “Expiration Date”), this Agreement may be terminated as provided in Section 9.1, provided however that if the sole reason the Closing has not occurred by January 3, 2006 is that the requisite approvals of the FDIC and the Utah DFI have not been obtained despite the parties’ compliance with Section 5.1, hereof, the Expiration Date shall be extended first to February 1, 2006, and then to March 1, 2006, and finally to April 3, 2006, provided that the extensions to March 1, and to April 3, 2006 shall be contingent upon the parties’ continued compliance with Section 5.1 during the preceding calendar month.  In no event shall the Expiration Date be extended beyond April 3, 2006. Subject to the provisions of Section 9.2, upon such termination neither of the parties shall have any liability of any kind arising out of this Agreement other than any liability resulting from its breach of this Agreement prior to termination.

2.3                                 Time of the Essence.  Time is of the essence with respect to the obligation to consummate the Closing of the purchase and sale pursuant to this Agreement on the date determined in accordance with Section 2.1.

3.                                       Representations and Warranties by Seller.  The Seller represents and warrants to Buyer as of the date hereof and as of the Closing (provided that representations and warranties which speak as of a specified date shall speak only as of such date) as follows:

3.1                                 Organization and Authority of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the law of Delaware and has the requisite corporate power and authority to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted.  The Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the property owned or leased by it or the nature of the activities conducted by it requires qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  The copies of the Company’s certificate of incorporation and its by-laws, as amended, that have been delivered to Buyer are complete and correct as of the date of this Agreement, and there are no other documents or agreements affecting the rights or obligations of the shareholders of the Company as such.

3.2                                 Organization and Authority of Seller.  Seller is a limited partnership duly organized, validly existing and in good standing under the law of Delaware and except as set forth on Schedule 3.2, Seller has the requisite power and authority to execute and deliver this Agreement and the documents to be executed and delivered by it pursuant to Section 7.1 (collectively, the “Seller Documents”) and to perform its obligations hereunder and thereunder. Seller is not bound by or subject to any contractual or other obligation that would be violated by its execution, delivery or performance of this Agreement or any of the other Seller Documents. The execution, delivery and performance of this Agreement and of each of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all required action on the part of Seller. This Agreement is, and each of the other Seller Documents, when executed and delivered at the Closing as herein provided will be, a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3                                 The Company’s Subsidiaries; Minority LLC.  Schedule 3.3(a) sets forth the name, state of organization, and the capitalization and names of the equity owners of each of the entities in which the Company owns 50% or more of the equity interests.  The entities listed on Schedule 3.3(a) are collectively referred to as the “Subsidiaries.”  Each of the Subsidiaries is duly organized, validly existing and in good standing under the law of the jurisdiction of its organization and is duly qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned, leased or operated by it requires qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect, and each of the Subsidiaries has the full power and authority to own, lease and operate its assets and properties as it now does and to carry on its business as it is presently being conducted.  All of the outstanding shares of capital stock or other interests of each of the Subsidiaries have been duly authorized for issuance, are validly issued, fully paid and non-assessable, and except as set forth in the organizational documents of the Company and the Subsidiaries or on Schedule 3.3(b), are owned by the Company or a Subsidiary of record and beneficially, free and clear of all Liens.  The copies of the organizational documents of each of the Subsidiaries that have been delivered to Buyer are complete and correct. Except as set forth in their respective organizational documents or on Schedule 3.3(c), there are no material restrictions on the ability of the Subsidiaries to make distributions of cash to their respective equity holders. P Tigers LLC, a Delaware limited liability company (“P Tigers”) and a 90.11% owned Subsidiary of the Company, owns a 14% equity interest in Presidio LLC, a Delaware limited liability company, that owns an interest in a portfolio of credit card accounts (“Presidio”).  The Company and the Subsidiaries and Presidio are the only entities through which the business of the Company is conducted.  P Tigers owns its interests in Presidio, free and clear of all Liens, except as set forth in the Second Amended and Restated Limited Liability Company Agreement of Presidio.  The copy of the Second Amended and Restated Limited Liability Company Agreement of Presidio that has been delivered to Buyer is complete and correct.  Except as set forth in this Section 3.3, Seller is not making any representations or warranties with respect to Presidio or its business, assets, liabilities or financial condition.  Schedule 3.3(d) sets forth all partnerships, limited liability companies, joint ventures or similar entities, in which Company or any of its Subsidiaries owns or controls an equity, partnership or membership interest other than the Subsidiaries and P Tigers.

3.4                                 No Conflicts; Consents of Third Parties.

(a)                                  Except as set forth on Schedule 3.4(a), the execution, delivery and performance of this Agreement by Seller will not (i) conflict with the certificate of incorporation, by-laws or comparable governing documents of Seller, the Company or any of the Subsidiaries; (ii) conflict with, or result in the breach or termination of, or constitute a default under, or give rise to a right of termination or cancellation under, or permit the acceleration of any obligation under, any material lease, agreement, commitment or other instrument listed on Schedule 3.13 or 3.14; (iii) violate any order, judgment or decree to which Seller, the Company or any of the Subsidiaries is a party or by which any of them is bound, if the effect of such violation could be material to the Company or (iv) constitute a material violation by Seller, the Company or any of the Subsidiaries of any law, regulation, order, writ, judgment, injunction or decree applicable to it; or (v) result in the creation of any Lien upon any of the capital stock or other equity interests of the Company or any Subsidiary or upon any assets of the Company or any of the Subsidiaries (other than Permitted Liens).

(b)                                 Except for the filings referred to in Sections 5.1 or as set forth on Schedule 3.4(a), no consent, approval or authorization of, or designation, declaration or filing with, any court or Governmental Body is required on the part of Seller, the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement.

3.5                                 Ownership of Common Stock; Capitalization.

(a)                                  The authorized capital stock of the Company consists solely of 1,000,000 shares of $0.01 par value per share common stock, of which only 100,000 shares are outstanding and 100,000 shares of $0.01 par value per share preferred stock, none of which shares are outstanding. The Shares were duly authorized for issuance and are validly issued and fully paid and non-assessable and were issued in compliance with all applicable securities laws. Except as set forth on Schedule 3.5(a), Seller is the record and beneficial owner of the Shares and has good and marketable title to the Shares, free and clear of all Liens.

(b)                                 Except as set forth on Schedule 3.5(b), there are no outstanding subscriptions, options, warrants or rights of any kind to acquire any shares of capital stock or other equity interests of the Company or any Subsidiary; there are no outstanding securities convertible into any shares of capital stock or other equity interests of the Company or any Subsidiary; and there are no obligations that might require the Company or any Subsidiary to issue any such options, warrants, rights or securities.  Except as set forth on Schedule 3.5(b), there are no existing arrangements that require or permit any capital stock or other equity interests of the Company or any Subsidiary to be voted by or at the discretion of anyone other than the record owner thereof, and there are no restrictions of any kind on the transfer of any capital stock or other equity interests of the Company or any Subsidiary, except as may be imposed by applicable United States federal and state securities laws.

3.6                                 Financial Statements; Reports; Books and Records.

(a)                                  Attached hereto as Schedule 3.6 are the following: (i) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2002, 2003 and 2004 and the related audited consolidated statements of income, changes in stockholders equity and cash flows for the years then ended, together with the audit report thereon of Ernst & Young LLP, (ii) the audited balance sheets of Merrick Bank as of December 31, 2002, 2003 and 2004 and the related audited statements of income, changes in stockholder equity and cash flows for the years then ended, together with the audit report thereon of Ernst & Young LLP, (iii) the unaudited consolidating balance sheets of the Company and its Subsidiaries as of December 31, 2002, 2003 and 2004, (iv) the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of June 30, 2005 and the related unaudited consolidated and consolidating statements of income and cash flows for the six-month period then ended and (v) the unaudited balance sheet of Merrick Bank as of June 30, 2005 and the related unaudited statements of income and cash flows for the six-month period then ended (the items in clauses (iv) and (v) referred to herein as the “Interim Financial Statements”) (collectively, the “Financial Statements”).  Each of the Financial Statements is, and the interim financial statements to be delivered pursuant to Section 5.16 when delivered will be, consistent with the books and records of the Company and the Subsidiaries, and has been prepared, or will be prepared with respect to the interim financial statements to be delivered pursuant to Section 5.16, in accordance with GAAP applied on a consistent basis and fairly presents, or will fairly present with respect to the interim financial statements delivered pursuant to Section 5.16, in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the periods then ended, of the Company and its Subsidiaries, except that the unaudited financial statements are subject to normal year-end adjustments and accruals (which will not be material individually or in the aggregate when considered in the context of the entire financial statements) and do not include notes to the financial statements. The audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2004 is referred to herein as the “Balance Sheet” and December 31, 2004 is referred to herein as the “Balance Sheet Date.”  The unaudited consolidated balance sheet of the Company and the Subsidiaries as at June 30, 2005 is referred herein as the “Unaudited Balance Sheet.”

(b)                                 Except as set forth on Schedule 3.6(b), since January 1, 2000, the Company or, as applicable, the Subsidiaries, have timely filed all reports and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Body (the “Regulatory Documents”), and have paid all fees and assessments due and payable in connection therewith.  Except as set forth on Schedule 3.6(b), as of their respective dates, the Regulatory Documents complied in all material respects with all applicable law.  Seller has previously delivered or made available to Buyer a complete copy of each Regulatory Document filed with the FDIC, the Utah DFI or any other Governmental Body after January 1, 2000, and will deliver to Buyer promptly after the filing thereof a complete copy of each Regulatory Document filed with the FDIC, the Utah DFI or any other Governmental Body after the date hereof and prior to the Closing Date.  To the Knowledge of Seller, except as set forth on Schedule 3.6(b), there (i) is no unresolved violation with respect to any report or statement relating to any examinations or inspections of the Company or any of the Subsidiaries by any Governmental Body and (ii)  have been no material disagreements or disputes with any Governmental Body with respect to the business, operations, policies or procedures of the Company and the Subsidiaries since January 1, 2000.

(c)                                  Except as set forth on Schedule 3.6(c), the minute books of the Company, if any, and of each Subsidiary, if any, previously made available to Buyer contain, in all material respects, accurate and complete records of all meetings held by the stockholders, board of directors, or managers (including committees thereof), as applicable, of the Company and each of the Subsidiaries.  Except as set forth on Schedule 3.6(c), the stock certificate books and stock transfer ledgers (or comparable documents) of the Company and each of the Subsidiaries, if any, previously made available to Buyer are true, correct and complete.

3.7                                 Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.7, and except to the extent reflected or reserved for on the Balance Sheet (or in the notes thereto) or in the Interim Balance Sheet, neither the Company nor any of the Subsidiaries has any liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, other than (a) liabilities and obligations under leases, commitments and other agreements entered into in the Ordinary Course of Business (which, to the extent required by Section 3.13 and 3.14, are referred to on Schedule 3.13 or 3.14), (b) liabilities incurred since the Balance Sheet Date or in the Interim Balance Sheet in the Ordinary Course of Business and not otherwise in contravention of this Agreement, or (c) other liabilities and obligations that are not required to be reflected in a balance sheet certified as being prepared in accordance with GAAP or in the notes thereto; provided, however, that (x) none of the liabilities described in (a), (b) and (c) will arise from a material breach of contract or a material indemnification claim, and (y) none of the liabilities described in (c) will be material individually or in the aggregate.

3.8                                 Absence of Certain Changes.  Since the Balance Sheet Date, the Company and each of the Subsidiaries has operated its business in the Ordinary Course of Business and substantially consistent with past practice and, except as set forth on Schedule 3.8:

(a)                                  there have not been any changes in the financial condition, business, or assets of the Company and the Subsidiaries taken as a whole that would in the aggregate have a Material Adverse Effect;

(b)                                 neither the Company nor any Subsidiary has entered into any transaction or incurred any liability or obligation other than in the Ordinary Course of Business substantially consistent with past practice;

(c)                                  except in the Ordinary Course of Business, neither the Company nor any Subsidiary has (A) issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (B) paid, repaid, discharged, purchased, repurchased or satisfied any Indebtedness; or (C)  materially modified the terms of any Indebtedness;

(d)                                 neither the Company nor any Subsidiary has sold, assigned, leased or transferred any assets other than in the Ordinary Course of Business substantially consistent with past practice and other than assets that have been replaced with other assets of equal or greater value;

(e)                                  neither the Company nor any Subsidiary has granted (i) any increase in any rate or rates of salaries or compensation or in benefits of any kind to any of its employees, directors, or officers other than as part of the Person’s annual review process consistent with past practice and, with respect to any employee having annual compensation in excess of $125,000, no such increase exceeded 7% or (ii) granted any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant or (iii) increased the coverage or benefits available under any (or created any new) severance pay, termination pay, vacation pay, Company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of the Subsidiaries or otherwise modified or amended or terminated any such plan or arrangement; or (iv) entered into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any Subsidiary (or amended any such agreement to which the Company or any of the Subsidiaries is a party);

(f)                                    there has not been any default under any Indebtedness of the Company or any Subsidiary or any event which with the lapse of time or giving of notice or both would constitute such a default;

(g)                                 there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than $50,000 for any single loss or $200,000 for all such losses;

(h)                                 other than by and between the Company and the Subsidiaries, there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of or ownership interest in the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Subsidiary;

(i)                                     there has not been any change by the Company or any Subsidiary in underwriting, accounting or Tax reporting principles, methods or policies and neither the Company nor any Subsidiary has introduced any material change with respect to the operation of the Company or any of the Subsidiaries, including any material change in the Policies of the Company or any Subsidiary, Cardholder Agreement, collection practices, pricing, or credit line increases;

(j)                                     neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or entity or paid any fees or expenses to Seller or to any director, officer, partner, stockholder or Affiliate of Seller;

(k)                                  neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $200,000 in the aggregate;

(l)                                     neither the Company nor any Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;

(m)                               neither the Company nor any Subsidiary has instituted or settled any pending or threatened legal proceeding or claim or claims for, or that resulted in a payment or a loss of revenue in excess of $50,000 in the aggregate;

(n)                                 none of Seller, the Company or any Subsidiary has transferred, issued, sold, pledged, encumbered or disposed of any shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries or granted options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

(o)                                 neither the Company nor any Subsidiary has effected any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of the Subsidiaries, or amended the terms of any outstanding securities of the Company or any Subsidiary; and

(p)                                 neither the Company nor any Subsidiary has agreed to any of the foregoing.

3.9                                 Tangible Personal Property.  The Company and the Subsidiaries have good and marketable title to, or valid and subsisting leases of, all of the items of tangible personal property used in the business of the Company and the Subsidiaries or reflected in the Balance Sheet or the Interim Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Liens.  All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company and the Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted).

(a)                                  Schedule 3.9(a) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $20,000 relating to personal property used in the business of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party or by which the properties or assets of the Company or any of the Subsidiaries is bound.  All of the items of personal property under the Personal Property Leases are in good operating condition and repair (ordinary wear and tear excepted) and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.

(b)                                 Each of the Personal Property Leases is in full force and effect and is the legal, valid and binding obligation of the Company or the Subsidiary which is party thereto, and, to the Knowledge of Seller, of the other parties thereto, enforceable against the Company or such Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Neither the Company nor any Subsidiary is in breach of or default under any Personal Property Lease, and to the Knowledge of Seller no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default.  Neither the Company nor any Subsidiary has received or given any written notice of any breach or default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Personal Property Leases and, to the Knowledge of Seller, none of the lessors under such Personal Property Leases is in material breach or default thereof.  No lessor with respect to a Personal Property Lease has notified the Company or any Subsidiary in writing of the exercise of any termination rights with respect thereto.

3.10                           Real Property

(a)                                  Neither the Company nor any of the Subsidiaries owns or has owned fee title to any real property.  Schedule 3.10(a) sets forth a complete list of all real property and interests in real property leased by the Company and the Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee, including a description of each such Real Property Lease (including the name of the third party lessor and the date of the lease or sublease and all amendments thereto).  The Real Property Leases constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and the Subsidiaries as the business is currently conducted. The Company has delivered or made available to Buyer true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b)                                 Each of the Real Property Leases is in full force and effect and is the legal, valid and binding obligation of the Company or the Subsidiary which is party thereto, and, to the Knowledge of Seller, of the other parties thereto, enforceable against the Company or such Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Neither the Company nor any Subsidiary is in material breach of or default under any Real Property Lease, and to the Knowledge of Seller no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default.  Neither the Company nor any Subsidiary has received or given any written notice of any breach or default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases and, to the Knowledge of Seller none of the lessors under such Real Property Leases is in breach of or default thereof.  No lessor of a Real Property Lease has notified the Company or any Subsidiary in writing of the exercise of any termination rights with respect thereto.

(c)                                  Except as set forth on Schedule 3.10(c), neither the Company nor any Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.11                           Litigation; Compliance with Laws.

(a)                                  Except as set forth on Schedule 3.11(a)(i), there is no claim, litigation, proceeding or governmental investigation pending or, to the Knowledge of Seller, threatened, against the Company or any of the Subsidiaries (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or employees of the Company or any of the

Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of the Subsidiaries is otherwise a party before any Governmental Body, which if adversely determined would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Except as set forth on Schedule 3.11(a)(ii), to the Knowledge of Seller, there is no investigation or inquiry by any Governmental Body concerning the Company or any Subsidiary.  Except as set forth on Schedule 3.11(a)(iii), neither the Company nor any Subsidiary is subject to any decree or order, and neither the Company nor any Subsidiary is in breach or violation of any such decree or order.  Except as set forth on Schedule 3.11(a)(iv), neither the Company nor any Subsidiary is engaged in any legal action to recover monies due to it or for damages sustained by it.

(b)                                 There are no legal proceedings pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is otherwise a party relating to this Agreement or any Seller Document or the transactions contemplated hereby or thereby or that would prevent the consummation of the transactions contemplated by this Agreement.

(c)                                  Except as set forth on Schedule 3.11(c), during the three (3) year period immediately preceding the date hereof: (i) the Company and the Subsidiaries have been in compliance in all material respects with all laws applicable to their respective businesses, operations or assets; and (ii) neither the Company nor any Subsidiary has received any written notice of or been charged with the violation of any laws.

(d)                                 Seller has made available to Buyer all material information that Seller, the Company or the Subsidiaries have received or developed with respect to the CardSystems Data Breach.

3.12                           Taxes.  Except as set forth on Schedule 3.12:

(a)                                  (i) All material Tax Returns required to be filed by or on behalf of the Company and the Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all material Taxes due and owing by or on behalf of the Company and the Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such material Taxes on the Company’s books and records.

(b)                                 The Company and each Subsidiary has duly and timely withheld and paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid under all applicable laws.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.

(c)                                  Buyer has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company and the Subsidiaries relating to the taxable periods ending on or after December 31, 2001 and estimated Tax calculations for the taxable period ended December 31, 2005 and (ii) any audit report and statement of deficiencies issued within the last three years relating to any Taxes due from or with respect to the Company or any Subsidiary.

(d)                                 Neither the Company nor any Subsidiary has received definitive notice that any claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary, does not file Tax Returns such that it is or may be subject to taxation by, or requested to file any Tax Return in, that jurisdiction.

(e)                                  There are no actions, suits, audits or, to the Knowledge of Seller, investigations by any Taxing Authority, in progress with respect to the Company or any Subsidiary, nor has the Company or any of the Subsidiaries received any definitive notice from any Taxing Authority that it intends to conduct such an audit, investigation or other review.

(f)                                    Neither the Company nor any Subsidiary has (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (ii) granted any extension for the assessment or collection of Taxes or waived any statute of limitations, which Taxes have not since been paid; or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.  There are no pending ruling requests.

(g)                                 There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer, the Company or any Subsidiary by reason of Section 162(m) or Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(h)                                 None of the Company or the Subsidiaries (i) has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent, or (ii) has any liability for Taxes under Section 1.1502-6 of the Treasury Regulations, as a transferee or successor, by contract or otherwise.

(i)                                     Neither the Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j)                                     The reserve for bad debts subject to recapture (in accordance with Section 585 of the Code and the Treasury Regulations promulgated thereunder) for Merrick Bank was approximately $105 million as of December 31, 2003.

(k)                                  Neither the Company nor any Subsidiary has engaged in any “listed transactions” or, to the Knowledge of Seller, any other “reportable transactions” as defined in Treasury Regulation Section 1.6011-4(b).

(l)                                     Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(m)                               Each of the Company and any Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code and were required to be disclosed therein to avoid the imposition of penalties thereunder.

(n)                                 Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than customary tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(o)                                 As of the most recent fiscal month end, the unpaid Taxes of the Company and the Subsidiaries (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries in filing their Tax Returns.

3.13                           Material Contracts.

(a)                                  Schedule 3.13(a) sets forth, by reference to the applicable subsection of this Section 3.13(a), all of the following contracts to which the Company or any of the Subsidiaries is a party or by which any of them or their respective assets of properties are bound (collectively, the “Material Contracts”):

(i)                                     Contracts for the sale of any of the assets of the Company or any of the Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(ii)                                  Contracts with any labor union or association representing any employee of the Company or any of the subsidiaries;

(iii)                               Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(iv)                              Affinity agreements or other credit card issuing or ownership agreements;

(v)                                 Contracts containing covenants of the Company or any of the Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company or any of the Subsidiaries in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(vi)                              Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of the Subsidiaries of any operating business or material assets or the capital stock of any other Person;

(vii)                           Contracts relating to the incurrence, assumption or guarantee of any Indebtedness exceeding $100,000 or imposing a Lien (other than a Permitted Lien) on any of the assets of the Company or any Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii)                        All contracts which (A)  call for (1) the payment by or on behalf of the Company or any Subsidiary of $100,000 or more in any fiscal year or $500,000 in the aggregate during the term thereof, or (2) the delivery by the Company or any Subsidiary of goods or services with a fair market value of $100,000 or more during any fiscal year or $500,000 during the term thereof, or (B)  provide for the Company or any Subsidiary to receive any payments of, or any property with a fair market value of, $500,000 or more in any fiscal year;

(ix)                                All contracts obligating the Company or any of the Subsidiaries to provide or obtain products for services for a period of one year or more or requiring the Company or any of the Subsidiaries to purchase or sell a stated portion of its requirements or outputs;

(x)                                   Contracts under which the Company or any of the Subsidiaries has made outstanding advances or loans to any other Person in excess of $100,000;

(xi)                                Contracts providing for severance, retention, change in control or other similar payments;

(xii)                             Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $100,000 that are not cancelable without penalty or further payment and without more than 60 days’ notice;

(xiii)                          Management contracts and contracts with independent contractors or consultants (or similar arrangements) providing for compensation in excess of $100,000 per fiscal year that are not cancelable without penalty or further payment and without more than 60 days’ notice;

(xiv)                         Outstanding contracts of guaranty, surety or indemnification, direct or indirect, by the Company or any of the Subsidiaries;

(xv)                            Contracts (or group of related contracts) which involve the expenditure of more than $100,000 annually or $500,000 in the aggregate and which require performance by any party more than one year from the date hereof; and

(xvi)                         Contracts with Seller or any Affiliate thereof or any current or former officer, director, or stockholder of Seller.

(b)                                 Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or any Subsidiary which is party thereto, and, to the Knowledge of Seller, of the other parties thereto, enforceable against the Company and such Subsidiary and, to the Knowledge of Seller, each of such other parties in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except to the extent that any consents set forth in Schedule 3.4(a) are not obtained or except as otherwise stated in Schedule 3.13(b), continue in full force and effect without penalty or other adverse consequence, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Neither the Company nor any Subsidiary is in material breach of or default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in material breach of or material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default by the Company, any Subsidiary or, to the Knowledge of Seller, any other party thereunder.  No party to any of the Material Contracts has notified the Company or any Subsidiary in writing that it intends to, or to the Knowledge of Seller, threatened to, amend any Material Contract in any material respect or exercise any termination rights with respect thereto.  To the Knowledge of Seller (but without making any inquiry of MBIA Insurance Corporation or BH Credit, LLC with respect to the foregoing), there are no facts or circumstances that exist with regard to CMS’ relationship with MBIA Insurance Corporation or BH Credit, LLC which would form the basis for such clients to seek termination of their servicing agreements with CMS disclosed on Schedule 3.4(a) by withholding their consent (if required) with respect to the change of control transaction contemplated by this Agreement.  No party has given written notice to the Company or any Subsidiary of any material dispute with respect to any Material Contract.  The Company has made available to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.  (For clarity, it is agreed that a breach or default by the Company or a Subsidiary of a Material Contract that would entitle a counter-party to terminate such contract, or to materially alter the economic benefits thereof to the detriment of the Company or a Subsidiary, constitutes a material breach or default of such Material Contract.)

3.14                           Agreements Regarding Employees.  Schedule 3.14 contains a true and complete list of the name, job description and current annual compensation of all employees of the Company and each of the Subsidiaries whose annual compensation is at a rate in excess of $125,000.  Schedule 3.14 sets forth all employee benefit plans, and all bonus, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment or compensation agreements maintained or contributed to by the Company or the Subsidiaries for the benefit of, relating to, or with any of its employees.

3.15                           Insurance.  Except as set forth on Schedule 3.15(a), the Company and the Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of law and all Material Contracts to which the Company or any of the

Subsidiaries is a party or by which it is bound.  Set forth in Schedule 3.15(b) is a list of all insurance policies and all fidelity bonds held by the Company or any of the Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium.  To the Knowledge of Seller, no event has occurred, including the failure by the Company or any of the Subsidiaries to give any notice or information or the Company or any of the Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of the Subsidiaries under any such insurance policies.

3.16                           Intellectual Property.

(a)                                  Schedule 3.16(a) sets forth an accurate and complete list of all registered Patents, Marks and Copyrights, and any applications for any of the foregoing owned by the Company or any Subsidiary. Schedule 3.16(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

(b)                                 Except as disclosed in Schedule 3.16(b), the Company or a Subsidiary is the sole and exclusive owner of all right, title and interest in and to (i)  all of the Patents, Marks and Copyrights set forth on Schedule 3.16(a), and (ii)  each of the other Copyrights in any works of authorship that resulted from any work performed by or on behalf of the Company or any Subsidiary by any employee thereof, in each case free and clear of all Liens (other than Permitted Liens).To the Knowledge of Seller, the Company or a Subsidiary is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all material Intellectual Property used, sold or licensed by the Company or the Subsidiaries in their businesses as presently conducted, free and clear of all Liens (other than Permitted Liens), except for those specified licenses included in Schedule 3.16(e).

(c)                                  To the Knowledge of the Seller the operation of the business of the Company and the Subsidiaries as currently conducted does not materially infringe, violate or constitute an unauthorized use or misappropriation of any intellectual property of any Person.  To the Knowledge of Seller, the intellectual property owned by or licensed to the Company and the Subsidiaries includes, in all respects, all of the material intellectual property rights used by the Company and the Subsidiaries to conduct their business in the manner in which such business is currently conducted.

(d)                                 Except with respect to licenses of commercial off-the-shelf software, and except pursuant to the Intellectual Property Licenses listed in Schedule 3.16(d), neither the Company nor any of the Subsidiaries is currently required to make any payments by way of royalties, fees or otherwise to any owner or licensor of any intellectual property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company and the Subsidiaries as currently conducted.

(e)                                  Schedule 3.16(e) sets forth a complete and accurate list of all written contracts to which the Company or any Subsidiary is a party granting any licenses or rights to use any Intellectual Property.

(f)                                    Each of the Intellectual Property Licenses listed in Schedule 3.16(d) or 3.16(e)  is in full force and effect and is the legal, valid and binding obligation of the Company and/or the Subsidiaries, and, to the Knowledge of Seller, the other parties thereto, and enforceable against the Company and the Subsidiaries in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Neither the Company nor any Subsidiary is, in any material respect, in breach of or default under any provision of any such Intellectual Property License, nor, to the Knowledge of Seller, is any other party to any of such Intellectual Property Licenses in breach of or default thereunder in any material respect, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder.  No party to any of such Intellectual Property Licenses has exercised any termination rights with respect thereto as a result of the Company’s or any Subsidiary’s material breach thereof.

(g)                                 The Company and the Subsidiaries have taken all commercially reasonable security measures designed to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company and the Subsidiaries which are material to their respective businesses.

(h)                                 Neither the Company nor any of the Subsidiaries is the subject of any pending or, to the Knowledge of Seller, threatened legal proceedings which involve a material claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights by any Person against the Company or the Subsidiaries or challenging the ownership, use, validity or enforceability of any Intellectual Property material to the business of the Company or its Subsidiaries.  Neither the Company nor any Subsidiary has received written notice of any such threatened claim.

(i)                                     Except as set forth on Schedule 3.16(i), to the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company or any Subsidiary, and no such claims have been made against any Person by the Company or any Subsidiary.

(j)                                     To the Knowledge of Seller, except as set forth on Schedule 3.16(j), there are no decrees or orders issued by any Governmental Body to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound which restrict, in any material respect, the right to use any of the material Intellectual Property.

(k)                                  To the Knowledge of Seller, except as set forth on Schedule 3.16(k), the consummation of the transactions contemplated hereby will not result in the loss or impairment of Buyer’s right to own any of the Intellectual Property.

(l)                                     To the Knowledge of Seller, except as set forth on Schedule 3.16(l), no present or former employee of the Company or any Subsidiary has any right, title, or interest, in whole or in part, in any material Intellectual Property owned or used by the Company or any Subsidiary.

(m)                               Schedule 3.16(m) sets forth a complete and accurate list of (i) all software that is owned exclusively by the Company or any Subsidiary that is material to the operation of the business of the Company and the Subsidiaries and (ii) all software that is used by the Company or any Subsidiary in the business of the Company and the Subsidiaries that is not exclusively owned by the Company or any Subsidiary, excluding software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000.

3.17                           Labor Matters.  Except as set forth on Schedule 3.17, (a) the Company and each of the Subsidiaries is in compliance in all material respects with all applicable laws and regulations regarding employment and employment practices, terms and conditions of employment and wages and hours, and none of them is engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against the Company or any of the Subsidiaries pending before the National Labor Relations Board, the labor relations board or comparable body of any state or foreign jurisdiction, or any court or tribunal, and, to the Knowledge of Seller, none is or has been threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting the Company or any of the Subsidiaries and, to the Knowledge of Seller, none is or has been threatened; and (d) except for the matter disclosed to Buyer on September 14, 2005 no claim has been asserted in writing or is pending or, to the Knowledge of Seller, threatened against the Company, its Subsidiaries or any of their employees based on actual or alleged race, age, sex disability or other harassment or discrimination.  Except as set forth on Schedule 3.17, no employee of the Company or any of the Subsidiaries is represented by any union or other collective bargaining agent and there is no collective bargaining or other labor agreement with respect to those employees.

3.18                           Employee Benefits.

(a)                                  Schedule 3.18(a) sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all employment, consulting, non-competition, employee non-solicitation, employee loan or other compensation agreements, and all collective bargaining agreements, and (iii) all bonus or other incentive compensation, equity or equity-based compensation, stock purchase, deferred compensation, change in control, severance, leave of absence, vacation, salary continuation, medical, life insurance or other death benefit, educational assistance, section 125 cafeteria, dependant care, pension or welfare benefit plans, policies, agreements or arrangements, in each case as to which the Company or any of its Subsidiaries has any material obligation or liability, contingent or otherwise, thereunder for current or former employees, directors or individual consultants of the Company or any of its Subsidiaries (collectively, the “Company Plans”).  Neither the Company nor any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”), has, within the last 6 years, maintained or contributed to any plans subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 3(37) or ERISA.

(b)                                 Correct and complete copies of the following documents with respect to each of the Company Plans have been made available to Buyer by the Company, to the extent applicable:  (i) any plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

(c)                                  The Company Plans have been maintained in all material respects in accordance with their terms and with all applicable provisions of ERISA, the Code and other laws.

(d)                                 Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.  To the Knowledge of Seller, nothing has occurred with respect to the operation of the Company Plans that would cause the imposition of any material liability, penalty or tax under ERISA or the Code, excluding any benefits properly payable under or any income or employment taxes properly withheld or properly accrued or paid with respect to any Company Plan.

(e)                                  All contributions (including all employer contributions and employee contributions) required to have been made under any of the Company Plans (including workers compensation) or by law have been timely made.

(f)                                    None of the Company, any ERISA Affiliate nor any organization to which the Company or any ERISA Affiliate is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.

(g)                                 There are no pending actions, claims or lawsuits that have been asserted in writing or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than benefit claims).

(h)                                 None of the Company Plans provides for post-employment life insurance or health benefits coverage, except as may be required under Part 6 of Subtitle B of Title I of ERISA at the expense of the participant or the participant’s beneficiary, or coverage through the last day of the month following the date of termination of employment.

(i)                                     Except as set forth on Schedule 3.18(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee; (ii) increase any benefits otherwise payable under any Company Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan.

(j)                                     Neither the Company nor any of the Subsidiaries has a contract, plan or commitment to create any additional Company Plan or to modify any existing Company Plan.

(k)                                  Each Company Plan which is a “group health plan” as defined in Section 5000(b)(1) of the Code has been operated in compliance with the requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”), and each Company Plan, to the extent applicable, is in compliance with the privacy, security and other provisions of the Health Insurance Portability and Accountability Act of 1996.

(l)                                     Each Company Plan which is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code, maintained by the Company on or after January 1, 2005, has been operated in good faith compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits in accordance with the terms of the plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

3.19                           Environmental Matters.  Except as disclosed on Schedule 3.19:

(a)                                  To the Knowledge of Seller, the Company and the Subsidiaries have operated their respective businesses in compliance in all material respects with all applicable federal, state or local laws, rules, regulations, ordinances and directives existing on the date hereof relating to the protection of human health and the environment or the presence, disposal, release or transport of Hazardous Materials (“Environmental Laws”) binding on the Company and the Subsidiaries.  To Seller’s Knowledge, there has been no release, spilling, leaking, pumping, discharging, or disposing of any Hazardous Materials by the Company or any of its Subsidiaries at any of the properties leased by the Company or any of its Subsidiaries or at any disposal or treatment facility which received Hazardous Materials generated by or from the Company and/or the Subsidiaries at such leased properties.  Neither the Company nor any Subsidiary has received any written notice, demand letter, claim or request for information relating to any violation of or liability under any Environmental Law.

(b)                                 The Company and the Subsidiaries have all the material Permits, licenses, authorizations and approvals required for the conduct of its businesses and for the operations on, in or at the real property currently owned or operated by the Company or the Subsidiaries (the “Environmental Permits”), which are required under the Environmental Laws and they are in compliance in all material respects with the terms and conditions of all such Environmental Permits.

3.20                           Accounts and Receivables.  Except as set forth on Schedule 3.20:

(a)                                  Merrick Bank Corporation, a wholly-owned Subsidiary of the Company (“Merrick Bank”), has good and valid title to and is sole owner of the Accounts it has originated, the Other Accounts, and the Receivables it has originated, free and clear of all Liens other than Permitted Liens.  To Knowledge of Seller, Merrick Bank has good and valid title to and is sole owner of the Accounts it has acquired and the Receivables it has acquired, free and clear of all Liens other than Permitted Liens.

(b)                                 All Accounts and Other Accounts have been originated or acquired by Merrick Bank in the Ordinary Course of Business in accordance with the Policies.  Since the Balance Sheet Date, neither the Company nor any Subsidiary has effected any material change in the Policies relating to the maintenance of, and collection policies with respect to, the Accounts and the Other Accounts.

(c)                                  Each Receivable originated by Merrick Bank and, to the Knowledge of Seller, each Receivable acquired by Merrick Bank is the legal, valid and binding obligation of the Cardholder, and each Receivable is enforceable and legally collectible (subject to defenses, refunds, recoupments, reversals, adjustments, offsets and counterclaims arising in the Ordinary Course of Business) in accordance with its terms and applicable law, as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  There are no acts or practices, other than those taken in the Ordinary Course of Business, with respect to which refunds are or may be required on either the Accounts or the Other Accounts originated by Merrick Bank or, to the Knowledge of Seller on either the Accounts or the Other Accounts, acquired by Merrick Bank or which have been cited in any compliance report provided to CMS or Merrick Bank relating to the Credit Card Business or Merrick’s other businesses as a result of an examination or review by any regulatory authority.  The Accounts and the Other Accounts, taken as a whole, have been maintained and serviced by CMS or Merrick Bank (as applicable) substantially in accordance with the Policies, Cardholder Agreements and then applicable law.

(d)                                 Except for payment defaults and defaults occurring in the Ordinary Course of Business, there are no defaults, breaches, violations, or events of acceleration existing or threatened under the Accounts or Other Accounts which, with the passage of time or with notice and the expiration of any grace or cure period, would materially and adversely affect Merrick Bank’s ability to collect the Receivables, taken as a whole.  Except for payment defaults neither CMS nor Merrick Bank has waived any default, breach, violation or event of acceleration with respect to the Accounts or Other Accounts that would materially and adversely affect CMS’ nor Merrick Bank’s ability to collect the Receivables, taken as a whole.

(e)                                  All Accounts and Other Accounts have been properly accounted for in all material respects by Merrick Bank and all payments or monies received by Merrick Bank with respect to the payment of any such Accounts and Other Accounts have been properly applied.

3.21                           Servicing Clients; Stored Value and Acquiring Business.

(a)                                  Schedule 3.21(a) sets forth a list of the ten (10) largest Servicing Clients, as measured by the dollar amount of fees paid by such Servicing Clients pursuant to Account Servicing Agreements, during each of the fiscal years ended December 31, 2002, 2003 and 2004, showing the approximate total fees paid by such Servicing Clients during such period.

(b)                                 Except as set forth on Schedule 3.21(b), since the Balance Sheet Date, no Servicing Client listed on Schedule 3.21(a) has terminated its relationship with the Company or any of the Subsidiaries or amended in any material respect the terms of the Account Servicing Agreement to which such Servicing Client is a party and, to the Knowledge of Seller, no Servicing Client listed on Schedule 3.21(a) has notified the Company or the Subsidiaries in writing or to Seller’s Knowledge, threatened that it intends to amend the terms of the Account Servicing Agreement to which such Servicing Client is a party in any material respect.

(c)                                  Except as would not, individually or in the aggregate, result in a Material Adverse Effect, each Acquiring Agreement originated by Merrick Bank and each Stored Value Agreement originated by Merrick Bank or, to the Knowledge of Seller, each Acquiring Agreement acquired by Merrick and each Stored Value Agreement acquired by Merrick Bank is the legal, valid, and binding obligation of the Acquiring Party or the Stored Value Party, as applicable, and each is enforceable against such Acquiring Party or Stored Value Party, as applicable, in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except (i) as set forth on Schedule 3.21(c) or (ii) solely with respect to the Acquiring Parties and the Acquiring Agreements, matters arising from, or as a result of, the data security breach at CardSystems Solutions, Inc. that was publicly announced in or about June, 2005 (the “CardSystems Data Breach”), each of Merrick Bank, and, to the Knowledge of Seller, the Acquiring Party and the Stored Value Party is in compliance in all material respects with all the terms and conditions in the Acquiring Agreements and the Stored Value Agreements, as applicable, and has performed all of its respective duties thereunder; and no default, breach or other event by Merrick Bank or, to the Knowledge of Seller, the applicable Acquiring Party or Stored Value Party, which with the passage of time or the giving of notice, or both, would constitute a material default or material breach thereunder exists or, to the Knowledge of Seller, is threatened.  Except (i) as set forth on Schedule 3.21(c) or (ii) solely with respect to the Acquiring Agreements, matters arising from, or as a result of, the CardSystems Data Breach, each Acquiring Agreement and each Stored Value Agreement complies in all material respects with applicable law, including the Operating Regulations.

(d)                                 Schedule 3.21(d)(i) sets forth a list of the ten largest independent sales organization clients with respect to the Company’s Acquiring Business (“ISOs”), as measured by the dollar amount of fees paid by such ISOs to Merrick Bank for the fiscal year ended December 31, 2004, showing the approximate total fees paid by such ISOs during such period.  Since the Balance Sheet Date, except with respect to matters arising from, or as a result of, the CardSystems Data Breach or as set forth on Schedule 3.21(d)(ii), no ISO listed on Schedule 3.21(d)(i) has terminated its relationship with the Merrick Bank or amended in any material respect the terms of its agreement with Merrick Bank and no such ISO has notified the Company or the Subsidiaries in writing or, to Seller’s Knowledge, threatened, that it intends to amend the terms of its agreement with Merrick Bank in any material respect.  Except with respect to matters arising from, or as a result of, the CardSystems Data Breach, neither the Company nor any Subsidiary is in breach of or default under any of the agreements to which an ISO listed on Schedule 3.21(d)(i) is a party nor, to the Knowledge of Seller, is any other party to such agreement in breach of or default thereunder.

3.22                           Permits and Licenses.  Schedule 3.22(a) contains a true and complete list of all Permits, licenses, franchises and other authorizations (other than Environmental Permits) (“Licenses”) that are material to the conduct of the business of the Company or any of the Subsidiaries as presently being conducted.  Except as set forth on Schedule 3.22(b) the Company and each of the Subsidiaries have been, and are in compliance in all material respects with, all Licenses required to conduct the business of the Company or any of the Subsidiaries as presently being conducted.  Except as set forth on Schedule 3.22(b) all of the Licenses required or necessary to conduct the business of the Company or any of the Subsidiaries as presently being conducted are valid and are in full force and effect and none of them is subject to any restriction or condition that would limit in any material respect the ownership or operation of the business of the Company or any of the Subsidiaries, except for restrictions and conditions generally applicable to Licenses of that type, and neither the Company nor any Subsidiary has received written notice of the suspension or cancellation of any such Licenses and to the Knowledge of Seller no suspension or cancellation of any of them is threatened.

3.23                           Related Party Transactions.  Except as set forth on Schedule 3.23, no officer, director or stockholder of the Company or any of the Subsidiaries or any Affiliates of any of the foregoing, or any member of his or her immediate family or, to the Knowledge of Seller, any Affiliate of any such immediate family member (“Related Persons”) (i) owes any amount to the Company or any of the Subsidiaries nor does the Company or any of the Subsidiaries owe any amount to, or has the Company or any of the Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person; (ii)  is involved in any business arrangement or other relationship with the Company or any of the Subsidiaries (whether written or oral); (iii)  owns any property or right, tangible or intangible, that is used by the Company or any of the Subsidiaries; (iv)  has any claim or cause of action against the Company or any of the Subsidiaries; or (v) to the Knowledge of Seller, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary.

3.24                           Banks; Power of Attorney.  Schedule 3.24 contains a complete and correct list of the names and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Schedule 3.24, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

3.25                           Certain Payments.  Neither the Company nor any Subsidiary has (a)  made any bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person (i)  to obtain favorable treatment in securing business for the Company or any Subsidiary; (ii) to pay for favorable treatment for business secured by the Company or any Subsidiary; or (iii) to obtain special concessions for or in respect of the Company or any Subsidiary; or (b)  established or maintained any fund or asset with respect to the Company or any Subsidiary that has not been recorded in the books and records of the Company and the Subsidiaries.

3.26                           Finders.  Neither Seller nor the Company nor any Subsidiary has used the services of any broker or finder in connection with the transactions contemplated by this Agreement except for the brokers set forth on Schedule 3.26, whose fees are payable by Seller.

3.27                           Accuracy of Information.  Without limiting Section 5.15, all information made available to Buyer by or on behalf of the Seller, the Company or its Subsidiaries for purposes of or in connection with this Agreement, taken as a whole, is true, accurate and complete in all material respects and no information has been omitted from such information that would cause such information to be materially misleading.

4.                                       Representations and Warranties by Buyer.  Buyer represents and warrants to Seller as follows:

4.1                                 Buyer’s Organization and Authority.  The Buyer is a corporation duly organized, validly existing and in good standing under the law of Georgia and has the requisite corporate power and authority to enter into and perform this Agreement in accordance with its terms.

4.2                                 Authorization of Agreement.  Buyer is not bound by or subject to any contractual or other obligation that would be violated by its execution, delivery or performance of this Agreement. Buyer has the requisite power and authority to execute and deliver this Agreement and each of the other documents to be executed and delivered by it pursuant to Section 7.2 (collectively, the “Buyer Documents”) and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and of each of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all required corporate action on the part of Buyer. This Agreement is, and each of the other Buyer Documents, when executed and delivered at the Closing as herein provided will be, a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3                                 Conflicts; Consents of Third Parties.

(a)                                  Except as set forth on Schedule 4.3(a), the execution, delivery and performance of this Agreement by Buyer will not (i) conflict with the certificate of incorporation or by-laws of Buyer; (ii) conflict with, or result in the breach or termination of, or constitute a default under, or give rise to a right of termination or cancellation, or permit the acceleration of any obligation under, any material lease, agreement, commitment or other instrument; or (iii) violate any material order, judgment, decree or Permit to which Buyer is a party or by which it is bound or constitute a material violation by Buyer of any law, regulation, order, writ, judgment, injunction or decree applicable to it.

(b)                                 Except for the filings referred to in Section 5.1 and as set forth on Schedule 4.3(b), no consent, approval or authorization of, or designation, declaration or filing with, any court or Governmental Body is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement.

4.4                                 Qualification.  To the knowledge of the senior executives of Buyer and CompuCredit Corporation, the Buyer is fully qualified to acquire the Company and the Subsidiaries and to obtain the regulatory approvals required pursuant to Section 5.1 to consummate the transactions contemplated by this Agreement, and there is no fact or circumstance relating to the Buyer or its Affiliates that could disqualify the Buyer from obtaining such approvals.

4.5                                 Litigation.  There is no claim, litigation, proceeding or governmental investigation pending or, to Buyer’s knowledge, threatened, or any order, injunction or decree outstanding, against Buyer or any of its Affiliates that could prevent the consummation of the transactions contemplated by this Agreement.

4.6                                 Financial Resources.  Buyer has the necessary financial resources to consummate the transactions contemplated by this Agreement as of the Closing Date and has delivered to Seller evidence of those financial resources.

4.7                                 Finders.  Buyer has not used the services of any broker or finder in connection with the transactions contemplated by this Agreement except for the brokers set forth on Schedule 4.7, whose fees are payable by Buyer.

4.8                                 Investment Representation.  Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). Buyer understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.                                       Further Agreements of the Parties.

5.1                                 Governmental Approvals.

(a)                                  Buyer and Seller shall, and Seller shall cause the Company and the Subsidiaries to, consult and cooperate with each other and in good faith to use their reasonable best efforts to, at the earliest practicable date (i)  take, or cause to be taken, all actions necessary, proper or advisable to comply with all requirements under laws which may be imposed on such party or its subsidiaries with respect to the transactions contemplated herein, to consummate the transactions contemplated by this Agreement and (ii)  obtain the consents, waivers, approvals, orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, the Governmental Bodies referred to in Schedule 5.1(a).

(b)                                 Without limiting the foregoing, Buyer and Seller shall, and Seller shall cause the Company and the Subsidiaries to, (i)  make all filings required of each of them or any of their respective subsidiaries or Affiliates under any Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four (4) weeks in the case of all other filings required by other Antitrust Laws; (ii)  use commercially reasonable efforts to comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions; and (iii)  use commercially reasonable efforts to cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction.

(c)                                  Without limiting the foregoing, Buyer and Seller shall, and Seller shall cause the Company and the Subsidiaries to, prepare and file any and all notices, applications, documents, elections, declarations or other filing required by the FDIC, Utah DFI or any other Governmental Body, as promptly as practicable after the date of this Agreement.

(d)                                 Buyer and Seller shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Buyer, Seller, the Company or the Subsidiaries, as the case may be, which appear in any notice, application, document, election, declaration or other filing made with, or written materials submitted to, any Governmental Body in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(e)                                  Buyer and Seller shall, and Seller shall cause the Company and the Subsidiaries to, keep the other reasonably informed as to the status of any and all notices, applications, documents, elections, declarations or other filing made by such party and, subject to applicable law relating to the exchange of information, provide to each other, promptly after such filing, copies of such notices and applications and all supplemental or related filed materials.

(f)                                    Buyer and Seller shall, and Seller shall cause the Company and the Subsidiaries to, upon reasonable request, furnish each other with such information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with or any statement, filing, notice or application made by or on behalf of Buyer,  Seller, the Company or any of the Subsidiaries to any Governmental Body in connection with the transactions contemplated by this Agreement.

(g)                                 Buyer and Seller shall, and Seller shall cause the Company and the Subsidiaries to, promptly advise each other upon receiving any communication from any Governmental Body whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any required approval of any Governmental Body will not be obtained or that the receipt of any such approval will be materially delayed.

(h)                                 Neither Buyer nor Seller shall, and Seller shall cause the Company and the Subsidiaries not to, independently participate in any scheduled meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry relating to the transactions contemplated by this Agreement without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 5.1, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, any other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), any other law applicable to the business of Buyer, Seller, the Company or any Subsidiaries or any other proceedings conducted by the FDIC, Utah DFI or any other Governmental Body.

(i)                                     Buyer and Seller shall, and Seller shall cause the Company and the Subsidiaries to, use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under any law, including the HSR Act, any Antitrust Laws or any other laws applicable to the business of Buyer, Seller, the Company or any Subsidiary.  Subject to Subsection (k) below, in connection therewith, if any legal proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any law, Seller shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts, and Buyer shall cooperate with Seller, the Company and the Subsidiaries, to contest and resist any such legal proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Buyer and Seller decide that litigation is not in their respective best interests.

(j)                                     Buyer and Seller shall, and Seller shall cause the Company and the Subsidiaries to, use commercially reasonable efforts to request confidential treatment, where available, of the contents of all of their respective filings under this Section 5.1, including but not limited to filings under the HSR Act and filings with the FDIC and the Utah DFI.  Buyer and Seller shall, and Seller shall cause the Company and the Subsidiaries, to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(k)                                  Notwithstanding anything to the contrary in this Agreement, none of Buyer, any of its Affiliates, Seller, the Company or any of the Subsidiaries shall be required, in connection with the matters covered by this Section 5.1, (i)  to commence or defend any litigation; or (ii) to waive any of the conditions set forth in Section 6 of this Agreement, (iii) to limit in any manner or not to exercise any rights of ownership of any securities by Buyer and its Affiliates, or (iv) to divest, dispose of or hold separate any securities of Buyer and its Affiliates or (v) to divest all or any portion of their respective businesses, assets or properties or of the businesses, assets or properties of the Company or any of its Subsidiaries, or (vi) to limit in any manner the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

(l)                                     Subject to the conditions set forth in Section 6 hereof and subsection (k) of this Section 5.1, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any law, Buyer and Seller shall, and Seller shall cause the Company and the Subsidiaries to, cooperate with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(m)                               Notwithstanding the foregoing, none of Buyer, Seller, the Company or any Subsidiary shall be required to disclose to the other party or to any Governmental Body any personal financial statements or other similar information concerning their directors, officers, shareholders or their respective individual Affiliates.

(n)                                 Buyer shall pay all filing fees and expenses associated with filings required by the HSR Act; and any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of Buyer or any Affiliate of Buyer.

5.2                                 [Reserved].

5.3                                 Operation of the Business.

(a)                                  Except as otherwise expressly provided in this Agreement or with the prior written consent of Buyer, between the date hereof and the Closing, Seller shall, and shall cause the Company and the Subsidiaries to:

(i)                                     conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business;

(ii)                                  use their commercially reasonable efforts to (A)  preserve the present business operations, organization (including officers and employees) and goodwill of the Company and the Subsidiaries and (B)  preserve the present relationships with Persons having business dealings with the Company and the Subsidiaries (including customers and suppliers);

(iii)                               maintain (A)  all of the assets and properties of, or used by, the Company and the Subsidiaries in their current condition, ordinary wear and tear excepted, and (B)  insurance upon all of the properties and assets of the Company and the Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)                              (A)  maintain, in accordance with GAAP, the books, accounts and records of the Company and the Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts other than in the Ordinary Course of Business, and (C)  comply with all contractual and other obligations of the Company and the Subsidiaries;

(v)                                 comply with the capital expenditure plan of the Company and the Subsidiaries for 2005, including making such capital expenditures in the amounts and at the times set forth in such plan; and

(vi)                              comply in all material respects with all applicable laws.

(b)                                 Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Buyer (which may be withheld in Buyer’s sole discretion), between the date hereof and the Closing, Seller shall cause the Company and the Subsidiaries not to, except as set forth on Schedule 5.3:

(i)                                     declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company (whether in cash or in kind) or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

(ii)                                  transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

(iii)                               effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of the Subsidiaries, or amend the terms of any outstanding securities of the Company or any Subsidiary;

(iv)                              amend the certificate of incorporation or by-laws or equivalent organizational or governing documents of the Company or any of the Subsidiaries;

(v)                                 (A)  increase the salary or other compensation of any director, officer or employee of the Company or any of the Subsidiaries, except for normal increases as part of the Person’s annual review process consistent with past practice, except that with respect to any employee having compensation in excess of $125,000, no such increase shall exceed 7%; (B)  grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant; (C)  increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, Company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of the Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement; or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any Subsidiary (or amend any such agreement to which the Company or any of the Subsidiaries is a party);

(vi)                              except in the Ordinary Course of Business (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (B) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness; or (C) materially modify the terms of any Indebtedness;

(vii)                           subject to any Lien or otherwise encumber except for Permitted Liens and Liens being contested in good faith, any of the properties or assets (whether tangible or intangible) of, or used by, the Company or any of the Subsidiaries;

(viii)                        acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company and the Subsidiaries, other than in the Ordinary Course of Business;

(ix)                                enter into or agree to enter into any merger or consolidation with any corporation or other entity, engage in any new line of business, or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;

(x)                                   cancel or compromise any debt or claim or waive or release any material right of the Company or any of the Subsidiaries except in the Ordinary Course of Business;

(xi)                                enter into any commitment for capital expenditures of the Company and the Subsidiaries in excess of $100,000 for any individual commitment and $500,000 for all commitments in the aggregate;

(xii)                             enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of the Subsidiaries;

(xiii)                          introduce any material change with respect to the operation of the Company or any of the Subsidiaries, including any material change in the Policies of the Company or any of the Subsidiaries in effect as of the date of this Agreement, Cardholder Agreements, collection practices, pricing, or credit line increases;

(xiv)                         make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Material Contract with any Related Persons;

(xv)                            enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xvi)                         enter into, terminate, amend, restate, supplement or waive any material rights under any Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business;

(xvii)                      settle or compromise any pending or threatened legal proceeding or any claim or claims for, or that would result in a loss of annual revenue of, an amount that would, individually or in the aggregate, reasonably be expected to be greater than $100,000;

(xviii)                   materially change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xix)                           implement or adopt any change in accounting principles, practices or methods used by the Company or its Subsidiaries, other than as may be required by GAAP or by any Governmental Body;

(xx)                              make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes which would have the effect of increasing the Tax liability of the Company or any Subsidiary or decreasing the Tax attributes of the Company or any Subsidiary;

(xxi)                           amend any Tax Return; prepare or file any Tax Return unless such Tax Return shall have been prepared in a manner consistent with past practice except as otherwise required by applicable law;

(xxii)                        take any action which would materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xxiii)                     agree to do (A) anything prohibited by Section 5.3(b)(v) to (vii), (x) to (xiii), (xvi), (xviii) and (xxii), (B) which would make any of the representations and warranties of Seller in this Agreement or any of the Seller Documents untrue or incorrect in any material respect or would result in any of the conditions to the Closing not being satisfied or (C)  that would be reasonably expected to have a Material Adverse Effect.; and

(xxiv)                    agree to do (A) anything prohibited by Section 5.3(b)(i) to (iv), (viii), (ix), (xiv), (xv), (xvii), (xix) and (xxi).

(c)                                  Notwithstanding anything to the contrary herein, between the date hereof and the Closing Seller shall, and shall cause the Company and the Subsidiaries to, disclose to Buyer all opportunities any one of them wishes to pursue for the purchase of a portfolio of credit card receivables or credit card accounts at a price in excess of Ten Million Dollars ($10,000,000).  If Buyer declines to consent to waive any of the restrictions contained in this Agreement that would prohibit such purchase, Buyer shall, or shall cause its Affiliate to, offer to the Company or its Subsidiaries the option to participate (on the same terms as Buyer or its

Affiliates, as applicable) in any attempt by Buyer, or any of its Affiliates, thereafter to purchase any portfolio or accounts, or any portions thereof, disclosed by the Company or any of its Subsidiaries to Buyer under this Section 5.3(c).

(d)                                 Seller shall cause the Company and it Subsidiaries to use commercially reasonable efforts to minimize the cost of the claims arising from the CardSystems Data Breach and to consult with Buyer prior to settling any claims.

5.4                                 Consents.  Seller shall and shall cause the Company and the Subsidiaries to use, their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, which consents, waivers, approvals and notices are required to consummate, or are in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices under the agreements required to be scheduled in Sections 3.4 and 4.3 hereof (except for such matters covered by Section 5.1).  All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Buyer, and executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof.  Buyer and Seller shall, and shall cause the Company and the Subsidiaries to, consult and cooperate with each other and in good faith to use commercially reasonable efforts in obtaining such consents, waivers and approvals, and providing such notices.

5.5                                 Expenses.  Except as otherwise specifically provided in this Agreement, each of Seller and Buyer shall bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed under this Agreement.  For the avoidance of doubt, all amounts payable by the Company under its Management Equity Return Bonus Plan shall be borne by the Company and not by Seller, but all other out of pocket expenses of the Company and its Subsidiaries incurred prior to the Closing attendant to the transaction contemplated herein will be paid by Seller..

5.6                                 Access to Information.  Prior to the Closing, Buyer and its representatives may make such investigation of the property, assets and businesses of the Company and the Subsidiaries as it may desire, and Seller shall cause the Company and the Subsidiaries to give to Buyer and to its counsel, accountants and other representatives, upon reasonable notice, access during normal business hours throughout the period prior to the Closing to all of the assets, books, commitments, agreements, records and files of the Company and the Subsidiaries, and Seller promptly shall furnish to Buyer during that period all documents and copies of documents and information concerning the business and affairs of the Company and the Subsidiaries as Buyer reasonably may request.  Without limiting the foregoing, Seller shall provide to Buyer all material information that Seller, the Company or the Subsidiaries receive or develop with respect to the CardSystems Data Breach and the claims and liabilities resulting therefrom.  The parties hereto acknowledge that the provisions of the Nondisclosure Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement and shall cover all information provided by the Seller, the Company, the Subsidiaries or their representatives to Buyer or any of its representatives in connection with or pursuant to the terms of this Agreement.  Without limiting the provisions of the Nondisclosure Agreement, which shall terminate upon the Closing of the transactions contemplated pursuant to this Agreement, if, for any reason, such transactions are not consummated.  Buyer agrees that it will not disclose to any third party or use for its own benefit any confidential information relating to the Seller, the Company or its Subsidiaries or its or their businesses, which it may have acquired in the course of such examination and investigation and that it will promptly return and cause its representatives to return to the Company any property, books, records or papers relating to the Seller, the Company or its Subsidiaries or its or their businesses, and any copies thereof which Buyer or its representatives may then have in their possession.  Notwithstanding anything to the contrary contained in this Agreement or the Nondisclosure Agreement, under no circumstances shall Buyer directly or indirectly contact, prior to the closing, or, if this Agreement terminates, for a period of two years after termination, any employee of the Company or its Subsidiaries or any customer of, or supplier to, the Company or its Subsidiaries with respect to any matter relating to the transactions contemplated hereby without the prior written consent of Seller.

5.7                                 Employees; ERISA.

(a)                                  Buyer shall retain the right to cause the Company or any Subsidiary to terminate or otherwise change the terms of the employment of any employee of the Company or any Subsidiary at any time after the Closing.  Buyer shall cause the Company to pay to the senior management employees of the Company or the Subsidiaries identified on Schedule 5.7(a) whose employment is terminated by the Company or any Subsidiary without cause, or by the employee with good reason, within eighteen (18) months after the Closing Date severance in an amount equal to the base salary plus bonus (but excluding payments made pursuant to the Management Equity Return Bonus Plan or any other payments made as a result of the consummation of the transactions contemplated herein) paid to such employee for services performed during the calendar year immediately preceding the date of termination subject to such employee timely executing a general release of claims against the Company.

(b)                                 For the eighteen (18) month period commencing on the Closing Date Buyer shall provide all employees of the Company and the Subsidiaries (“Covered Employees”) employee benefits that in the aggregate are substantially comparable to the benefits provided by Buyer to similarly situated employees, and Buyer shall give each of those Covered Employees past service credit for purposes of eligibility and vesting under all employee benefit plans for employees of Buyer at or after the Closing (and past service credit for all purposes, including the amount of benefits, under the severance, vacation, sick pay and similar policies of Buyer) provided that crediting such service does not result in the duplication of any benefits.  Buyer may, however, make adjustments to such benefits as reasonably necessary to comply with changes in the law.

(c)                                  As of the Closing Date, Buyer shall provide all Covered Employees (and their dependents) with medical and dental benefit coverage under plan(s) maintained or established by Buyer.  Buyer shall cause its plan(s) to waive any pre-existing condition exclusions and waiting periods (except to the extent that such exclusions would have then applied or waiting periods were not satisfied under the employee’s current company provided medical plan) and to credit or otherwise consider any monies paid (or accrued) under the Company’s or a Subsidiary’s medical plan by Covered Employees (or their dependents) prior to the Closing Date toward any deductibles, co-pays or other maximums under its plan(s) during the plan year which includes the Closing Date.  Buyer shall be responsible for satisfying its obligations under Section 601 et seq. of ERISA and Section 4980B of the Code to provide continuation coverage (COBRA) to any Covered Employee in accordance with law.  Buyer shall provide COBRA coverage to any employees of the Company and the Subsidiaries not employed by Buyer on the Closing Date (and to any former employees of the Company or any of the Subsidiaries being provided COBRA coverage by the Company and the Subsidiaries on the Closing Date) to the extent required by COBRA.

(d)                                 At the Closing, the Buyer shall cause the Company to adopt a management incentive plan for the benefit of executive employees of the Company and the Subsidiaries.

(e)                                  From and after the Closing, the Company shall comply with the terms of the Company’s Management Equity Return Bonus Plan resulting from the consummation of the transactions contemplated pursuant to this Agreement.  Following the payment of all amounts to be paid thereunder, the Company’s Management Equity Return Bonus Plan shall be terminated.

5.8                                 Other Action.  No party to this Agreement shall take any action that would result in any of its representations and warranties not being true as of the Closing Date.  Each of the parties to this Agreement shall use its commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the parties to consummate the transactions under this Agreement.

5.9                                 Further Assurances.  At any time and from time to time after the Closing, each of the parties shall, without further consideration, execute and deliver or cause to be executed and delivered to the other parties such additional instruments, and shall take such other action as the other parties may request to carry out the transactions contemplated by this Agreement.  For a period of three years (seven years in connection with any Tax matters) after the Closing, each party shall grant the other parties reasonable access during normal business hours upon reasonable prior notice to the books and records of the parties for the purpose of complying with any applicable law or governmental rule or request relating to the period during which the other party owned the Company.

5.10                           Directors and Officers Indemnification.

(a)                                  Buyer and Seller agree that all rights to indemnification and exculpation now existing in favor of any employee, agent, director, officer, shareholder, partner of a shareholder, member or partner of the Company and any of its Subsidiaries (the “D&O Indemnified Parties”), as provided in their respective organizational agreements and their respective indemnification agreements, if any, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect for a period of six years after the Closing Date; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim shall continue until final disposition of such claim.  Buyer hereby agrees, effective as of the Closing Date, to guarantee the Company’s and its Subsidiaries’ indemnification and exculpation obligations existing in favor of the Indemnified Parties, as provided in the Company’s and its Subsidiaries’ respective applicable organizational documents and their respective indemnification agreements, if any, for the period of time set forth under this Section 5.10(a).

(b)                                 Buyer agrees from and after the Closing Date to cause the Company to maintain the policies of director and officer liability insurance maintained by the Company on the date hereof and listed in Schedule 5.10(b) to be maintained in effect for the period of time directors and officers are entitled to indemnification under Section 5.10(a) above; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous in any material respect to the D&O Indemnified Parties, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.   On the Closing Date, Buyer shall obtain, at Buyer’s or the Company’s expense (and not the expense of the Seller), a run-off policy of directors’ and officers’ liability insurance, providing coverage for each individual who served as a director or officer of the Company or its Subsidiaries at any time prior to the Closing, for a period of six (6) years after the Closing; provided, however, that Buyer shall not be obligated to pay in excess of $600,000 for such coverage but will obtain a policy with as much coverage as is available for a cost not exceeding such amount.  Each current officer and director of the Company and the Subsidiaries shall have rights as a third party beneficiary under this Section 5.10 as separate contractual rights for his or her benefit.

(c)                                  In the event the Company or any of its Subsidiaries merges or is acquired in a transaction in which it is not the surviving corporation, or if Buyer sells substantially all of the assets of the Company or any of its Subsidiaries, Buyer shall cause proper provision to be made in such transaction so that the Company’s or any Subsidiary’s successor or acquirer will assume the obligations set forth in Sections 5.10(a) and (b) above.  Notwithstanding any provisions herein to the contrary, the parties agree that the D&O Indemnified Parties are third party beneficiaries of, and entitled to enforce, the provisions of this Section 5.10.

5.11                           Tax Matters.

(a)                                  Filing of Tax Returns; Payment of Taxes.

(i)                                     Seller shall cause the Company and Subsidiaries to timely file (including extensions) all Tax Returns required to be filed by them on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon.  All such Tax Returns shall be prepared in a manner consistent with prior practice unless otherwise required by law; provided that the income Tax Return of Merrick Bank for the taxable year ended December 31, 2004, may modify past practice regarding determination of the Utah receipts factor if such modification is not reasonably anticipated to increase the Tax liability of Merrick Bank for taxable periods after the Closing Date.  Seller shall provide Buyer with copies of such completed Tax Returns on the due date for filing thereof (including extensions).

(ii)                                  Following the closing, Buyer shall cause to be timely filed all Tax Returns required to be filed by the Company and the Subsidiaries after the Closing Date for taxable periods (or portions thereof) ending on the Closing Date and pay or cause to be paid all Taxes shown due thereon; provided, that (A) such Tax Returns shall be prepared in a manner that is consistent with the past practices and positions of the Company and its Subsidiaries, (B) such Tax Returns shall be provided to Seller in draft form for review no later than 15 Business Days before filing, (C) within 5 Business Days of receiving such Tax Returns Seller shall have an opportunity to object to any positions taken on such Tax Returns that could reasonably be likely to impact in any material respect Seller’s indemnification obligation, (D) if Seller so objects then the parties shall reasonably consult as to such positions, and (E) if Seller and Buyer cannot agree on the proper manner for reporting with respect to such positions, then Seller’s position shall be reflected on such Tax Returns as filed unless prior to filing Buyer provides Seller with a written opinion of its tax counsel or accountants confirming that there is no reasonable basis under then current law for such Tax positions on such Tax Returns.

(iii)                               Buyer shall not file, or cause to be filed, any amended Tax Return for the Company or any of its Subsidiaries for any taxable period or portion thereof ending on or before the Closing Date without the written consent of Seller, which consent Seller shall not unreasonably withhold or delay, if the likely effect of such amended Tax Return would be to increase the Seller’s indemnification obligation.  Without limiting Seller’s right to withhold its consent reasonably, Seller will be deemed to have reasonably withheld its consent to the filing of any amended Tax Return if it provides Buyer a written opinion that there was substantial authority for the positions taken on the Tax Return that Buyer is seeking to amend.

(iv)                              To the extent that the Seller has an indemnification obligation under Section 8.2(a) with respect to taxes reflected on Tax Returns which Buyer shall cause to be filed, Buyer shall not grant an extension of any applicable statute of limitations for assessment or collection of Taxes, without the Seller’s consent, which consent shall not be unreasonably withheld.

(b)                                 Transfer Taxes.  The Seller shall be liable for 50 percent and the Buyer shall be liable for 50 percent and they together shall pay, and Seller shall file all necessary Tax Returns with respect to, all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges as levied by any Governmental Body, including any interest and penalties in connection with the transactions contemplated by this Agreement.

(c)                                  Timing Differences.  In the event of any increase in Taxes for any reason in any taxable period of the Company or any Subsidiary resulting from a Timing Adjustment, which increase is subject to indemnification by Seller under Section 8.2(a), such indemnification obligation of Seller shall be reduced by the amount of any Tax savings realized by Buyer, the Company or any Subsidiary as a result of such Timing Adjustment.  For purposes of this Section 5.11(c), a Timing Adjustment shall mean any shift of income, deduction or credit between one taxable period and another taxable period which causes an increase in Taxes in the one taxable period and a decrease in Taxes in the other taxable period or results in a Tax benefit in such other taxable period that may be carried to a different taxable period or periods.  For this purpose, a Tax Return of the Company or any Subsidiary filed by Buyer for a taxable period beginning after December 31, 2004 and ending on or before the Closing Date which is not consistent with the past practices and positions of the Company and its Subsidiaries shall be considered to result in a Timing Adjustment to the extent that (i) income or deductions that would have been reported on such Tax Return in accordance with the past practices and positions of the Company and its Subsidiaries are shifted to a different taxable period, or (ii) income or deductions that would have been reported in a different taxable period in accordance with the past practices and positions of the Company and its Subsidiaries are shifted to the taxable period reported on such Tax Return.  The amount of Tax savings realized shall be equal to the excess of (x) the amount of Taxes that would have been payable in the absence of the Timing Adjustment in the taxable period to which the adjustment is made or any other taxable periods in which a Tax benefit resulting from such adjustment may be recognized over (y) the amount of Taxes actually paid in such taxable period or periods.  This Section 5.11(c) shall not be interpreted, in conjunction with Section 8, to allow an indemnified party to be indemnified more than once for the same loss, cost or expense.  Notwithstanding the foregoing,  Buyer shall be indemnified for any time value of money loss for a taxable period beginning after the Closing Date associated with income acceleration or deduction deferral Timing Adjustments based on the large corporation IRS underpayment rate of interest in effect on the Closing Date.

(d)                                 Tax Audits.

(i)                                     If notice of any Legal Proceeding with respect to Taxes of the Company or any of the Subsidiaries (a “Tax Claim”) shall be received by any party for which any other party may reasonably be expected to be liable pursuant to Section 8.2, the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give such other party notice as provided herein shall not relieve such other party of its obligations under Section 8.2 except to the extent that such other party is actually and materially prejudiced thereby.

(ii)                                  Seller shall have the right to control the conduct and resolution of any Tax Claim that is subject to indemnification by Seller pursuant to Section 8.2, unless such resolution would likely have a material increase in liabilities for Taxes of, or attributable to, the Company or any of its Subsidiaries in a taxable period ending after the Closing Date and Seller would not be required to indemnify Buyer fully for such increase.  Seller shall afford Buyer the opportunity to control jointly the conduct and resolution of the portion of such Tax Claim that would likely have a material increase in the liabilities for Taxes of, or attributable to, the Company or any of its Subsidiaries in taxable periods ending after the Closing Date without indemnification for such increase by Seller.  If Buyer shall decline in writing to participate in the joint control of the conduct of such Tax Claim, or shall fail to actively participate in such audit in a manner reasonably satisfactory to Seller, Seller shall have the right to control the conduct of such Tax Claim, provided that Seller shall not resolve such Tax Claim without Buyer’s written consent, which shall not be unreasonably withheld.

If Seller shall elect in writing not to control or participate in the control of the conduct of a Tax Claim described in Section 5.11(d)(ii), or shall fail to actively participate in such audit in a manner reasonably satisfactory to Buyer, Buyer shall have the right to control the conduct of such Tax Claim, provided that Buyer shall keep Seller informed of all developments and Buyer shall not resolve such Tax Claim without Seller’s written consent, which shall not be unreasonably withheld.

(e)                                  Cooperation on Tax Matters.

(i)                                     On or before the Closing Date, Seller shall cause the Company to provide to Buyer a schedule which sets forth the following information with respect to each of the Company and the Subsidiaries as of December 31, 2004: (A) the basis of the Company and its Subsidiaries in its assets; (B)the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution allocable to the Company or the Subsidiaries; and (C) the amount of any deferred gain or loss allocable to the Company or the Subsidiaries arising out of any intercompany transaction.

(ii)                                  Buyer, the Company and the Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.11(e) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Subsidiaries and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and the Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(iii)                               Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iv)                              Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

(f)                                    Tax Treatment of Indemnity Payments.  Seller and Buyer agree to treat any indemnity payment made pursuant to Section 8.2 as an adjustment to the Purchase Price for all income tax purposes.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Section 8.2 is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).  Notwithstanding the foregoing, should Buyer make a payment to Seller pursuant to Section 9.2(b) or otherwise as a result of its failure to consummate the transactions contemplated hereby, no indemnification payment for taxes shall be made with respect thereto.

5.12                           No Shop.

(a)                                  Until the earlier of the Closing or the termination of this Agreement pursuant to Section 9 hereof, Seller shall not, and shall not permit the Company or the Subsidiaries or any of their respective Affiliates, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i)  encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any of the Subsidiaries or any capital stock or other ownership interests of the Company or any of the Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”); (ii)  encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction; (iii) furnish or cause to be furnished, to any Person (other than Affiliates and investors), any information concerning the business, operations, properties or assets of the Company or the Subsidiaries in connection with an Acquisition Transaction; or (iv) otherwise cooperate in any way with, or assist or participate in or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)                                 Seller shall notify Buyer promptly after receipt by Seller, the Company, the Subsidiaries or any of the Representatives thereof of any proposal or offer from any Person (other than Buyer) to effect an Acquisition Transaction or, other than customer contractual audit rights in the Ordinary Course of Business, any request for non-public information relating to the Company or any of the Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person other than Buyer.  Such notice shall, to the extent not prohibited by the terms of any agreement to which Seller, the Company or any Subsidiary is, as of the date hereof, bound or by applicable law, indicate the identity of the Person making the proposal or offer, or requesting non-public information or access to the books and records of the Company or any Subsidiary, the material terms of any such proposal or offer, or material modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.  Seller shall keep Buyer informed, on a reasonably current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer or request.

(c)                                  Seller shall and shall cause its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction.  Seller agrees not to, and to cause the Company and the Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of the Subsidiaries is a party.

5.13                           Non-Competition; Non-Solicitation; Confidentiality.

(a)                                  For a period of two (2) years from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or company form or otherwise, engaged in the business of originating or funding of Receivables, acting as acquiring bank or issuing bank for other Servicing Clients or the provision of new application processing and credit approval, customer service, collection service and settlement assistance with respect to credit card accounts and receivables for its own account or the account of others, or engaged in the merchant or Stored Value Business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 5.13 shall not restrict the acquisition by Seller or any of its Affiliates, directly or indirectly, of less than 5% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business; and, provided, further, that the restrictions contained in this Section 5.13 shall not restrict any Affiliate of Seller engaged in a Restricted Business as of the date of this Agreement and listed on Schedule 5.13(a) from continuing to engage in such Restricted Business.

(b)                                 For a period of two (2) years from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly:  (i) cause, solicit, induce or encourage any employees of the Company or the Subsidiaries to leave such employment or hire, employ or otherwise engage any such individual or (ii) cause, induce or encourage any client, customer, supplier, or licensor of the Company or any of the Subsidiaries (including any existing or former customer of the Company or the Subsidiaries or any other Person who has a material business relationship with the Company or any of the Subsidiaries), to terminate or modify any such actual relationship; provided, however, that nothing herein shall limit the right of Seller or its Affiliates to (A) solicit services of Persons through general advertisements in public or other media that are not specifically directed to or targeted at the Company or the Subsidiaries or (B) retain the services of a search firm to solicit services of employees, provided that such search firm shall have been instructed not to contact any employees of the Company or the Subsidiaries.

(c)                                  For a period of two (2) years from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information; provided, however, that the foregoing shall not restrict Seller from providing a description of the financial terms of and the parties to the transactions contemplated hereby to its Affiliates, investors and potential investors.  Seller shall not have any obligation to keep confidential (or cause its Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order.

(d)                                 The covenants and undertakings contained in this Section 5.13 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.13 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 5.13 will be inadequate.  Therefore, Buyer will be entitled to obtain a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.13 without the necessity of proving actual damage or posting any bond whatsoever.  The rights and remedies provided by this Section 5.13 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.  In the event that Buyer were to seek damages for any breach of this Section 5.13, the portion of the consideration delivered to Seller hereunder which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

5.14                           Resignation of Directors.  Each of the directors of the Company, CMS, Merrick Bank and the other Subsidiaries is set forth on Schedule 5.14.  Seller shall cause each of such directors identified by Buyer to submit a letter of resignation effective as of the Closing Date.

5.15                           Acknowledgment and Disclaimer.

(a)                                  Except for representations and warranties expressly set forth in Section 3 of this Agreement, Buyer acknowledges and agrees that neither Seller, nor the Company nor the Subsidiaries nor anyone acting on their behalf makes any express or implied representations or warranties with respect to Seller, the Company, the Subsidiaries, their businesses or their assets, including, without limitation, capacity, suitability, utility, salability, availability, profitability, collectibility and operation.

(b)                                 Without limiting the representations and warranties contained in Section 3 hereof or in any way limiting Buyer’s rights set forth in Section 6.1 or Section 8.2, Buyer acknowledges and agrees that it (i)  has made its own inquiry of and investigation into, and has completed its own analysis and evaluation of, the Company and the Subsidiaries, and based thereon has formed an independent judgment concerning the Company and the Subsidiaries, and (ii)  has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company and the Subsidiaries as it deemed necessary or appropriate.

(c)                                  Without limiting the representations and warranties contained in Section 4 hereof or in any way limiting Seller’s rights set forth in Section 6.2 and Section 8.2, Seller acknowledges and agrees that Buyer’s parent, CompuCredit Corporation, is a publicly traded company and that Seller has had access to all information available to the public concerning CompuCredit Corporation and made such investigations as it has deemed necessary.

5.16                           Monthly Interim Financial Statements.  As promptly as practicable following each month-end after June 30, 2005 and through the earlier of the Expiration Date or the Closing Date, Seller shall deliver to Buyer the Company’s monthly financial package including the Company’s consolidated and consolidating unaudited financial statements for the period then ended and, consistent with past practice, shall, if the Closing shall occur following December 31, 2005, prepare for and have commenced an audit of the Company’s consolidated financial statements for the year ending December 31, 2005.

6.             Conditions to Closing.

6.1           Conditions to the Obligations of Buyer.  Buyer’s obligation to consummate the transactions under this Agreement is subject to the fulfillment, at or prior to the Closing of each of the following conditions (any of which may be waived in writing by Buyer):

(a)           all representations and warranties of Seller under this Agreement shall be true in all respects at and as of the Closing with the same effect as if the representations and warranties had been made again at and as of the Closing or such date, as applicable (provided that representations and warranties which speak as of a specified date shall speak only as of such date), with such exceptions as do not in the aggregate have a Material Adverse Effect, determined without regard to any qualification contained in any such representation or warranty as to materiality or Material Adverse Effect;

(b)           Seller shall have performed and complied in all respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing, with such exceptions as do not in the aggregate have a Material Adverse Effect, determined without regard to any qualification contained in any such covenant as to materiality or Material Adverse Effect;

(c)           all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated;

(d)           the approvals of the FDIC, the Utah DFI and of any other relevant Federal and state bank and thrift regulators required for Buyer to acquire the Shares shall have been obtained and shall remain in full force and effect;

(e)           Seller shall have received, without any condition materially adverse to the Company, any of the Subsidiaries or Buyer, all consents and approvals listed on Schedule 6.1(e);

(f)            there shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this Agreement;

(g)           after the date of this Agreement and through the Closing there shall not have occurred any Material Adverse Effect or any change, state of facts, event, or occurrence that would have a Material Adverse Effect;

(h)           Buyer shall have been furnished with a certificate of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Sections 6.1 (a),(b), (f) and (g); and

(i)            Buyer shall have been furnished with the opinion of Seller’s counsel, dated the Closing Date, in the form of Exhibit 6.1(i).

6.2           Conditions to the Obligations of Seller.  The obligations of Seller to consummate the transactions under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller):

(a)           all representations and warranties of Buyer contained in this Agreement shall be true in all respects at and as of the Closing with the same effect as if the representations and warranties had been made again at and as of that time (provided that representations and warranties which speak as of a specified date shall speak only as of such date), with such exceptions as do not in the aggregate have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, determined without regard to any qualification contained in any such representation or warranty as to materiality;

(b)           Buyer shall have performed and complied in all respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, with such exceptions as do not in the aggregate have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, determined without regard to any qualification contained in any such obligation, covenant or condition as to materiality;

(c)           all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated;

(d)           the approvals of the FDIC, the Utah DFI and of any other relevant Federal and state bank and thrift regulators required for Buyer to acquire the Shares shall have been obtained and shall remain in full force and effect;

(e)           there shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this Agreement;

(f)            Seller shall have been furnished with a certificate of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of the conditions set forth in Sections 6.2(a), (b) and (e);

(g)           Seller shall have been furnished with an opinion of Buyer’s counsel, dated the Closing Date, in the form of Exhibit 6.2(g); and

(h)           All contracts and guarantees of Seller set forth in Schedule 6.2(h) shall have been assumed by Buyer or terminated.

7.             Transactions at the Closing.

7.1           Documents to be Delivered by Seller.  At the Closing, Seller shall deliver to Buyer the following:

(a)           certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers;

(b)           the certificate referred to in Section 6.1(h);

(c)           the opinion of counsel to Seller referred to in Section 6.1(i);

(d)           all minutes books, corporate seals, and organizational record books of the Company and each of its Subsidiaries;

(e)           a certificate of non-foreign status that complies with Treasury Regulations Section 1.1445-2(b)(2);

(f)            all other documents required to be entered into prior to Closing by Seller, the Company or its Subsidiaries pursuant to this Agreement; and

(g)           copies of all consents received by Seller pursuant to Section 5.4.

7.2           Documents to be Delivered by Buyer.  At the Closing, Buyer shall deliver to the Indemnity Escrow Agent wire transferred funds in the amount provided in Section 1.2(a), and shall deliver to Seller the following:

(a)           wire transferred funds in the amount provided in Section 1.2(b);

(b)           the certificate referred to in Section 6.2(f);

(c)           the opinion of counsel to Buyer referred to in Section 6.2(g); and

(d)           all other documents required to be entered into prior to Closing by Buyer pursuant to this Agreement.

8.             Survival; Indemnification.

8.1           Survival.  All representations, warranties, covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date, but no party shall be liable to the other for misrepresentation, or breach of warranty, covenant or other agreement except to the extent that notice of a claim is asserted in writing and delivered to it at any time prior to 5:00 p.m. New York City time on the day of the 18th month following the Closing Date that corresponds numerically to the Closing Date, except with respect to (i) a misrepresentation or breach of warranty under Section 3.5, as to which the applicable statute of limitations shall control, and (ii) a covenant or other agreement that by its terms extends beyond such date, with respect to which notice of breaches must be given at any time prior to 5:00 p.m. New York City time on the date on which such covenant or other agreement expires.  Any notice of a claim for misrepresentation or breach of warranty or any covenant or other agreement shall state in reasonable detail the representation or warranty or covenant or other agreement with respect to which the claim is made, the alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim (to the extent then known).

8.2           Indemnification.

(a)           Subject to the provisions of Sections 8.1, 8.3, 8.4 and 8.5, Seller shall indemnify and hold harmless Buyer, its officers, directors and Affiliates, and after the Closing, the Company, its Subsidiaries and their respective officers, directors and Affiliates (other than Seller) (collectively, the “Buyer Indemnified Parties”) from and against all claims, loss, liability, damage, penalty, cost and expense (including reasonable fees and expenses of counsel)

(collectively, “Losses”) that such Buyer Indemnified Party may suffer, sustain or become subject to, arising from or as a result of any misrepresentation by Seller in this Agreement or any breach by Seller of any warranty or covenant or other agreement contained in this Agreement (unless expressly waived in writing by Buyer); provided, however, that with respect to any misrepresentation or breach of any warranty, covenant or other agreement in this Agreement by Seller, in each case solely with respect to the indemnification obligations in this Section 8.2(a) determined without regard to any qualification contained in any such representation, warranty or covenant as to materiality or Material Adverse Effect; and further provided, that Seller shall have no obligation to indemnify any Buyer Indemnified Party for Taxes arising in the Ordinary Course of Business during the period after June 30, 2005 as a result of the operation of the business after June 30, 2005 and ending on the Closing Date and, except as provided in the last sentence of Section 5.11(c), Seller shall have no obligation to indemnify any Buyer Indemnified Party for Losses resulting from the failure of any representation or warranty contained in Section 3.12 to be true and correct for taxable periods or portions thereof beginning after the Closing Date.  For the avoidance of doubt, the parties agree that (i) any Taxes resulting from Merrick Bank’s Section 481 adjustment in accordance with Section 585 of the Code with respect to taxable periods beginning after December 31, 2004 shall be regarded as Taxes arising in the Ordinary Course of Business for the period after June 30, 2005 as a result of the operation of the business after June 30, 2005, and (ii) the assessment of interest and penalties would not constitute Ordinary Course of Business.

(b)           Subject to the provisions of Section 8.1, 8.3, 8.4, and 8.5, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against 50% of all CSSI Losses in excess of Ten Million Dollars ($10,000,000) that any Buyer Indemnified Party may suffer, sustain or become subject to.  For the avoidance of doubt, it is the intent of the parties that such indemnification obligations shall apply equally to CSSI Losses whether incurred before or after the Closing.

(c)           Subject to the provisions of Sections 8.1, 8.3, 8.4 and 8.5, Buyer shall indemnify and hold harmless Seller, its officers, directors and Affiliates (collectively, the “Seller Indemnified Parties”) from and against all Losses that such Seller Indemnified Party may suffer, sustain or become subject to arising from or as a result of any misrepresentation by Buyer in this Agreement or any breach by Buyer of any warranty, covenant or other agreement contained in this Agreement (unless expressly waived in writing by Seller), provided, however that with respect to any misrepresentation or breach of any warranty, covenant or other agreement in this Agreement by Buyer, in each case solely with respect to the indemnification obligations in this  Section 8.2(c) determined without regard to any qualification contained in any such representation, warranty, covenant or other agreement as to materiality or material adverse effect.

8.3           Defense of Claims.

(a)           If any third party claim or investigation is made against either party that, if sustained, would give rise to a liability of the other party for indemnification under this Agreement (the “Indemnifying Party”), the party against whom the claim is made (the “Indemnified Party”) shall promptly cause notice of the claim to be delivered to the Indemnifying Party; provided, however, that, subject to Section 8.1, the failure to so notify the

Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to it with respect to such claim.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, to acknowledge that any Losses or CSSI Losses resulting from such claim or investigation are indemnifiable Losses or CSSI Losses, as applicable, of the Indemnified Party under Section 8.2, subject to the other provision of this Article 8, and to assume the defense of such claim, including the employment of counsel and the payment of the fees and disbursements of such counsel.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of the claim or investigation within such twenty (20) day period on the terms provided above, or subsequently ceases to actually provide such defense, then the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for the Indemnified Party as incurred.  In any claim or investigation for which indemnification is being sought the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense.  The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other party reasonably apprised of the status of the defense of any matter and shall cooperate in good faith with each other with respect to the defense of any such matter.

(b)           No Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified  Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.  An Indemnified Party may not, without the prior written consent of the Indemnifying Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent is paid by the Indemnified Party and includes an unconditional release of the Indemnifying Party and its officers, directors, employees and affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnifying Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s Affiliates.

8.4           Limitation on Liability.  Notwithstanding anything to the contrary in this Agreement:

(a)

(i)            Seller shall not be liable to any Buyer Indemnified Party for any indemnification obligation under Section 8.2(a) unless and until the sum of (x) all Losses as determined in accordance with Section 8.4(b) suffered by all Buyer Indemnified

Parties that are subject to indemnification under Section 8.2(a), plus (y) 50% of CSSI Losses in excess of Ten Million Dollars ($10,000,000), exceeds $2.7 million, and then only to the extent of such excess.

(ii)           Buyer shall not be liable to any Seller Indemnified Party for any indemnification obligation under Section 8.2(c) unless and until the sum of (x) all Losses as determined in accordance with Section 8.4(b) suffered by all Seller Indemnified Parties that are subject to indemnification under Section 8.2(c), plus (y) 50% of CSSI Losses in excess of Ten Million Dollars ($10,000,000), exceeds $2.7 million, and then only to the extent of such excess.

(b)           In calculating the amount of Losses and CSSI Losses for which an Indemnifying Party is obligated to indemnify any Indemnified Party hereunder:

(i)            the Indemnifying Party shall receive credit for any reduction in the Indemnified Party’s Tax liability, any recovery by the Indemnified Party from any third party (other than insurance proceeds), any insurance proceeds with respect to CSSI Losses, and, to the extent that Buyer in its sole discretion determines to  assert a claim therefor, other insurance proceeds as a result of the facts or circumstances giving rise to the Losses (in the case of insurance proceeds, net of collection costs), and

(ii)           no amount shall be included except for actual and incidental damages (e.g., actual out-of-pocket expenses) and shall expressly not include any lost profits or consequential damages; provided however, that such Indemnified Party shall have the right to recover the diminution in value of the Company and its Subsidiaries.

(c)           Each party hereto claiming indemnification under this Section 8 shall be responsible for taking or causing to be taken all reasonable steps to mitigate its Losses and CSSI Losses, as applicable, upon and after becoming aware of any event that could reasonably be expected to give rise to Losses and CSSI Losses that may be indemnifiable under this Section 8, subject to the limitations contained in Section 8.4(b) with respect to the filing of insurance claims.

(d)           Any indemnification payment made hereunder shall be treated by Seller and Buyer, to the greatest extent allowed by applicable law, as an adjustment to the Purchase Price.

(e)           No breach of any representation, warranty, covenant or other agreement contained herein shall give rise  to any right on the part of either Buyer or Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(f)            Expected recoveries from third parties and insurance proceeds shall not be taken into account until actually received at which time they shall be distributed to Seller and Buyer in order to yield the same results as if they had been received immediately prior to the indemnification payment.

8.5           Cap on Liability; Indemnification as Sole Remedy.  Notwithstanding anything to the contrary in this Agreement, the aggregate liability of (a) Seller to Buyer (and Buyer Indemnified Parties) for indemnification, any breach of this Agreement, or otherwise under this Agreement (except for indemnification pursued following the Closing for liability for breach of Section 3.5, Section 5.3(b)(i) to (iv), (viii), (ix), (xiv), (xv), (xvii), (xix) to (xxi), and (xxiv), and Section 5.13 for which the limitation on liability shall be 100% of the Purchase Price) shall be limited solely to the funds held in the Indemnity Escrow Account, and (b) Buyer to Seller (and Seller Indemnified Parties) shall be limited solely to $27,000,000 in the aggregate, and neither party nor its related Indemnified Parties shall have other recourse against the other party, or their  Affiliates, with respect to such indemnity obligations, breaches, or otherwise arising under this Agreement.

9.             Termination.

9.1           Termination.  This Agreement may be terminated:

(a)           by written agreement of Buyer and Seller;

(b)           by Buyer or Seller, by notice to the other, if at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its obligations as provided in Article 6 hereof incapable of fulfillment; or

(c)           by Seller or Buyer if the Closing shall not have occurred on or before the Expiration Date.

Notwithstanding the foregoing, this Agreement may not be terminated by either party under Section 9.1(b) or 9.1(c) if the party seeking to terminate is then in default in the performance of any of its obligations under this Agreement or there has been a material breach of any its representations and warranties hereunder.

9.2           Liability.

(a)           If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become null and void and of no further force or effect except for the provisions in Section 5.6 (other than the first sentence thereof), Article 8, Article 10, and this Section 9.2; provided, however, that the termination of this Agreement under Sections 9.1(b) or 9.1(c) shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

(b)           If this Agreement shall be terminated by either party under Sections 9.1(b) or 9.1(c) and as of the date of such termination (i) the approvals described in Section 6.2(d) have not been obtained and (ii) Buyer, or its designee, and Seller, the Company or the applicable Subsidiary of the Company, have not executed an option agreement whereby Seller, the Company or the applicable Subsidiary of the Company will have the right to require Buyer or its designee to purchase the assets listed below (the “put right”) for cash in the amounts indicated, then Buyer shall pay Seller on demand in immediately available funds Twenty Seven Million Dollars ($27,000,000).

(A)	All of the credit card receivables of Merrick Bank (including the servicing rights thereto)	$580 million

(B)	The charged-off receivables portfolio of Merrick Bank as of June 30, 2005	$5 million

(C)	100% of the membership interest in CMS, LLC (including operating cash at CMS, LLC of $10 million)	$25 million

(D)	100% of its membership interest in P Tigers, LLC	$15 million

The parties agree that such purchase price for these assets is to be calculated (i) after giving Buyer 100% of the economic benefits, profits and losses of ownership of the assets commencing July 1, 2005 and (ii) after giving effect to any adjustments for additional capital and deposits that are required to be invested in the assets, including capital and deposits that are invested with respect to the assets described in clause (A) above as a result of new credit accounts and/or credit card receivables at Merrick Bank after June 30, 2005.

The parties further agree that Seller, the Company or the applicable Subsidiary of the Company may exercise its put right with respect to the assets listed at (A), (B), (C), or (D) individually, but in no event may Seller, the Company or the applicable Subsidiary of the Company exercise its put right with respect to the assets listed at (B), (C), or (D) without first exercising its put right with respect to the assets listed at (A).

The other terms and conditions of the option agreement shall be as consistent as possible to the comparable terms contained in this Agreement.

The parties hereby agree to work in good faith towards the execution of the option agreement for such assets.

Notwithstanding the foregoing or anything else to the contrary in this Agreement, if the option agreement is executed as provided above, (i) if Seller, the Company or the applicable Subsidiary of the Company does not exercise its put right with respect to the assets described above within thirty (30) days following termination of this Agreement pursuant to Sections 9.1(b) or 9.1(c), the put right shall expire and Buyer shall have no other obligations to Seller under this Agreement whatsoever, including the obligation to pay Seller the Twenty Seven Million Dollars ($27,000,000) referenced herein, and (ii) if Seller, the Company or the applicable Subsidiary of the Company exercises its put right to any of the assets in accordance with this section and Buyer fulfills its obligations under the option agreement, Buyer shall have no other obligations to Seller under this Agreement whatsoever, including the obligation to pay Seller the Twenty Seven Million Dollars ($27,000,000) referenced herein.

10.           Miscellaneous.

10.1         Notices.  Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or sent by facsimile prior to 5:00 p.m. Eastern Time on a Business Day, one Business Day after being sent by a major overnight courier or by facsimile after 5:00 p.m. Eastern Time on the preceding day, or four days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

(a)           If to Seller, to it at:

Hyperion Partners II L.P.

50 Charles Lindbergh Blvd

Suite 500.

Uniondale, New York 11533

Attn:  Robert A. Perro

Telephone:  (516) 745-6644

Facsimile:   (516) 745-6787

and

Donald M. Berman

CardWorks Inc.

101 Crossways Park West

Woodbury, New York 11797

Telephone:

Facsimile:

With a copy to:

Satterlee Stephens Burke & Burke LLP

230 Park Avenue

New York, New York 10169

Attn:  Daniel G. Gurfein

Telephone:  (212) 818-9200

Facsimile:   (212) 818-9606

and:

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Attn:  Allan R. Williams

Telephone:  (212) 969-3220

Facsimile:   (212) 969-2900

If to Buyer, to it at:

c/o CompuCredit Corporation

245 Perimeter Center Parkway

Suite 600

Atlanta, Georgia 30346

Attn:  President

Telephone  (770) 206-6200

Facsimile:  (770) 206-6187

With a copy to:

Troutman Sanders LLP

600 Peachtree Street

Suite 5200

Atlanta, Georgia  30318

Attn:  Andrea M. Farley

Telephone:  (404) 885-3000

Facsimile:  (404) 885-3900

10.2         Entire Agreement.  This Agreement, including the Schedules and Exhibits, contains a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes any previous agreements between them relating to that subject matter (other than the Guarantee of CompuCredit Corporation of even date herewith in favor of Seller and the Nondisclosure Agreement, which Nondisclosure Agreement shall remain in full force and effect except as expressly modified by this Agreement) and cannot be changed or terminated orally but only by an instrument in writing signed by the parties hereto.  Except as specifically set forth in this Agreement, there are no representations or warranties by any party in connection with the transactions contemplated by this Agreement.

10.3         Headings; Construction.  The Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  The Exhibits attached hereto and Schedules referred to herein and attached hereto are hereby incorporated herein and made a part hereof as if fully set forth herein.  Disclosure of any fact or item in any Schedule shall, should the existence of the fact or item be relevant to any other Schedule, be deemed to be disclosed with respect to that other Schedule if the applicability thereof is reasonably apparent.  The parties hereto acknowledge that certain matters set forth in each Schedule are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement and that disclosure of such matters shall not be taken as an admission by the party delivering such Schedule that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall any such disclosure be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement.

10.4         Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York without reference to its choice of law rules.

10.5         Separability.  If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.6         Waiver.  Any party may waive compliance by any other party with any provision of this Agreement.  No waiver of any provision shall be construed as a waiver of any other provision.  Any waiver must be in writing.

10.7         Assignment.  No party may assign any of its rights or delegate any of its duties under this Agreement without the consent of the other parties; provided, however, that Buyer may assign this Agreement, or all or any part of its rights or obligations hereunder, to one or more Affiliates of Buyer without the prior written consent of any other party and further provided, however, that notwithstanding any such assignment, Buyer shall remain liable for the fulfillment of all Buyer obligations hereunder.

10.8         Publicity.  Except as required by applicable law or the rules of any stock exchange and other similar regulatory bodies, no party shall issue any press release or other public statement regarding the transactions contemplated by this Agreement without the prior written consent of the other parties.  If any public announcement is required by applicable law or the rules of any stock exchange or similar regulatory bodies by any party hereto, prior to making such announcement the party under such requirement shall deliver a draft to the other party and shall give the other party reasonable opportunity to comment thereon.

10.9         Jurisdiction.  The courts of the State of New York in New York county, the United States District Court for the Southern District of New York, the State Court of the State of Georgia, and the United States District Court for the Northern District of Georgia shall have exclusive jurisdiction over the parties with respect to any dispute or controversy among them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 10.1) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  These consents to jurisdiction shall not be deemed to confer rights on any Person other than the parties to this Agreement.  SELLER AND BUYER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER OR BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

10.10       No Third Party Beneficiaries.  Except as set forth in Section 5.10, this Agreement does not create, and shall not be construed as creating, any rights in favor of any Person not a party to this Agreement.

10.11       Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, each party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

10.12       Definitions.  Capitalized terms used herein shall have the meanings ascribed to them in Appendix 1 hereto. In addition, the following terms have the meanings set forth in the Sections indicated:

Term	Section

Acquisition Transaction	5.12(a)

Agreement	Recitals

Antitrust Division	5.1(b)

Antitrust Laws	5.1(h)

Balance Sheet	3.6(a)

Balance Sheet Date	3.6(a)

Buyer	Recitals

Buyer Document	4.2

Buyer Indemnified Parties	8.2(a)

CardSystem Data Breach	3.21(c)

Closing	2.1

Closing Date	2.1

Cobra	3.18(k)

Company	Recitals

Company Plans	3.18(a)

Copyrights	App. 1 (in Intellectual Property definition)

Term	Section

Covered Employees	5.7(b)

D&O Indemnified Parties	5.10(a)

Environmental Laws	3.19(a)

Environmental Permits	3.19(b)

ERISA Affiliate	3.18(a)

Expiration Date	2.2

Financial Statements	3.6(a)

FSOs	3.21(d)

FTC	5.1(b)

Indemnified Party	8.3(a)

Indemnifying Party	8.3(a)

Indemnity Escrow Account	1.2(a)

Indemnity Escrow Agent	1.2(a)

Indemnity Escrow Agreement	1.2(a)

Indemnity Escrow Amount	1.2(a)

Interim Financial Statements	3.6(a)

Licenses	3.22(a)

Losses	8.2(a)

Marks	App.1 (in Intellectual Property definition)

Material Contracts	3.13(a)

Merrick Bank	3.20(a)

Patents	App.1 (in Intellectual Property definition)

Term	Section

Personal Property Leases	3.9(a)

Post-Closing Tax Period	5.11(c)

Pre-Closing Tax Period	5.11(c)

Presidio	3.3

P Tiger	3.3

Purchase Price	1.1

Real Property Lease	3.10(a)

Regulatory Documents	3.6(b)

Related Persons	3.23

Representative	5.12(a)

Restricted Business	5.12(a)

Securities Act	4.8

Seller Documents	3.2

Seller	Recitals

Seller Indemnified Parties	8.2(c)

Shares	Recitals

Subsidiaries	3.3

Tax Claim	5.11(d)

Trade Secrets	App. 1 (in Intellectual Property definition)

Unaudited Balance Sheet	3.6(a)

10.13       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

CARDWORKS, L.P.
By: CMSI, Inc., a general partner

By:	/s/ Robert A. Perro
Name: Robert A. Perro
Title: Vice President

By: Tullman Andrews LLC, a general partner

By:	/s/ Donald M. Berman
Name: Donald M. Berman
Title: General Partner

LIBERTY ACQUISITION, INC.

By:	/s/ Jeffrey Howard
Name: Jeffrey Howard
Title: President

Appendix 1

Definitions

“Account Servicing Agreement” means a credit card account servicing agreement or other Contract between CMS and a Servicing Client (and any replacement of such agreement) pursuant to which CMS provides new application processing and credit approval, customer service, collection service, settlement assistance and/or similar processing services with respect to credit card accounts and receivables, together with any amendments, modifications or supplements thereto.

“Accounts” means the Credit Card-accessed credit accounts established at any time in favor of a Cardholder pursuant to which such Cardholder may finance, for commercial, personal, family or household purposes, the purchase of goods or services;

“Acquiring Agreement” means a contract between Merrick Bank and any Acquiring Party related to the Acquiring Business, together with any amendments, modifications or supplements thereto.

“Acquiring Business” means the merchant acquiring program whereby Merrick Bank submits credit card transactions received by merchants to the Associations for payment.

“Acquiring Party” means any Person, merchant, independent sales organizations or third party data processor contracting with Merrick Bank in connection with the Acquiring Business.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided, however, that no Person shall be deemed to be an Affiliate solely by reason of such Person’s services as an officer or director of any other Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Associations” means, collectively, Visa U.S.A., Inc., MasterCard International, Incorporated, and their respective successors and assigns.

“Business Day” means any day of the year on which both national banking institutions in New York and Merrick Bank are open to the public for conducting business and are not required or authorized to close.

“Cardholder” means any Person who (a) has a Cardholder Agreement with Merrick Bank, (b) is obligated under or with respect to an Account, (c) is issued and is authorized to use a Credit Card, or (d) is authorized to use a Credit Card by a Person who has been issued a Credit Card, or (e) is issued a card in connection with the Stored Value Business;

“Cardholder Agreement” means a credit card agreement or other contract between Merrick Bank and a Cardholder (and any replacement of such contract) governing the use of an Account or stored value card, together with any amendments, modifications or supplements thereto (including any change of terms notices);

“CIBC Act” means the Change in Bank Control Act (codified at 18 U.S.C. § 1817(j)) as amended.

“CMS” means Cardholder Management Services, LLC, a Delaware limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Permit” means any Permit required by any law related to the collection or servicing of any consumer debt, account or receivable.

“Confidential Information” means any information with respect to the Company or any of the Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters, provided, however, that Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (a)  is generally available to the public on the date of this Agreement or (b)  becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Credit Card” means a credit card issued by Merrick Bank to a Cardholder for the purchase of goods or services under an Account, payments in respect of which are billed and payable in U.S. dollars.

“Credit Card Business” means the credit card program relating to Accounts established by Merrick Bank and made available to qualified customers of Merrick Bank to make purchases of goods and services, which purchases are billed and payable in U.S. dollars, including the extension of credit to Cardholders, the servicing of the Accounts, billings, collections, processing of Account transactions, the administration and management of the Accounts and related Receivables, and all aspects of the credit card program relating to Accounts established by Merrick Bank.

“CSSI Losses” means claims, losses, liabilities, damages, penalties, costs and expenses determined in accordance with Section 8.4(b) (but excluding fees and expenses of counsel for the Company, and its Subsidiaries) arising from or as a result of items listed on Schedules 3.7 and 3.11 under the heading “CardSystems Solutions, Inc.”  For the avoidance of doubt, CSSI Losses are not Losses for purposes of this Agreement.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental, administrative,  regulatory, executive, judicial or legislative body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, department, commission, board, bureau, instrumentality or authority thereof, or any court or arbitrator (public or private), including the FDIC and the Utah DFI.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding in each case trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v)  all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi)  the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, however, that Indebtedness shall specifically not include (x) intercompany debt and (y) deposits at Merrick Bank.

“Intellectual Property” means all intellectual property rights owned or used by the Company and the Subsidiaries arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) all patents and applications therefor, and all similar rights arising under the laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) franchises, licenses, and computer software (including source codes and operating systems but excluding readily available off-the-shelf software), and (v)  research and development, know-how, formulae, inventions (whether or not reduced to practice), compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and the Subsidiaries, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”).

“Intellectual Property Licenses” means (i)  any grant by the Company or any Subsidiary to another Person of any right to use any of the Intellectual Property, and (ii)  any grant by another Person to the Company or any Subsidiary of a right to use such Person’s intellectual property rights included in the Intellectual Property.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller”, “Seller’s Knowledge” and similar phrases mean the actual knowledge after reasonable inquiry of Donald Berman, David Watson, Vincent Caruso, Rick Urrutia and Al Jaronczyk.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Maplewood Entities” means, collectively, Nittany United, LLC, a Delaware limited liability company, Maplewood CC Co., LLC, a Delaware limited liability company, Maplewood II Co., LLC, a Delaware limited liability company, and Maplewood CC Co., LP, a Delaware limited partnership

“Material Adverse Effect” means a material adverse effect on the financial condition, business or assets of the Company and its Subsidiaries taken as a whole, other than any adverse change, event, effect or condition (i) affecting the U.S. economy generally (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise); or (ii) affecting the credit card or banking industries generally; or (iii) that occurs as a result of this Agreement or the transactions contemplated hereby or the announcement hereof; or (iv) is attributable to any change in or interpretation of law or regulation or mandatory change in accounting principles that does not disproportionately affect the Company or any of its Subsidiaries as compared to other entities similarly situated; or (v) is attributable to the taking of any action or any omission by Seller or the Company or any of the Subsidiaries after the date hereof that is expressly approved in writing by Buyer; or (vi) arising out of the matter disclosed in Schedule 3.7 or 3.11.

“Merrick Bank” means Merrick Bank Corporation, an industrial bank chartered under Chapter 8 of Title 7 of the Utah Code.

“Nondisclosure Agreement” means the March 7, 2003 Nondisclosure Agreement between Seller and CompuCredit Corporation.

“Operating Regulation” means any requirement imposed by the Associations related to transactions cleared through the Associations.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and the Subsidiaries through the date hereof consistent with past practice including, without limitation, compliance with the Policies, bidding on and acquiring portfolios of credit card accounts or receivables in an amount not to exceed Ten Million Dollars ($10,000,000) in the aggregate.

“Other Accounts” means the accounts established with Merrick Bank to finance boats or recreational vehicles.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means (i) encumbrances for taxes not yet due or payable or that are being contested in good faith, (ii) encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workers, materialmen, construction or other encumbrances arising by operation of law or in the Ordinary Course of Business in respect of obligations that are not yet due or that are being contested in good faith, (iii) encumbrances arising pursuant to and existing Indebtedness which will be released at or prior to the Closing, (iv) easements, servitudes, reservations, rights of way, restrictions, covenants, conditions and other similar encumbrances whether of record or apparent on the premises, including but not limited to road, highway, pipeline, railroad and utility easements and servitudes, and municipal, zoning and building by-laws which do not, individually or in the aggregate, materially interfere with the use, occupancy or operation of any real property as currently used, occupied and operated or as intended to be used, occupied and operated by the Company or any of its Subsidiaries, and (v) statutory encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, employment insurance and other social security legislation.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Policies” means the manner in which the Company and/or the Subsidiaries conduct the Credit Card Business, the Acquiring Business, the Stored Value Business or the business of financing boats or recreational vehicles, as applicable, including the terms of the Accounts and the Other Accounts and the policies and procedures relating to the processing, servicing, collection and other administration and management of the Accounts and the Other Accounts and the related Receivables in effect from time to time.

“Presidio” means Presidio, LLC, a Delaware limited liability company.

“P Tigers” means P Tigers LLC, a Delaware limited liability company.

“Receivables” means the amounts owing Merrick Bank from Cardholders with respect to Accounts or owing Merrick Bank with respect to the Other Accounts (including amounts owing for the payment of goods and services, and amounts, if any, owing for the payment of late charge fees, finance charges, NSF fees, accrued interest, and any other interest, charge, fee or expense of every nature, kind and description whatsoever, imposed on or incurred with respect to such Accounts or Other Accounts), net of the amount of any credit balances on such Accounts or Other Accounts.

“Servicing Client” means any client for which CMS is servicing credit cards.

“Stored Value Agreement” means a contract between Merrick Bank and any Stored Value Party related to the Stored Value Business, together with any amendments, modification or supplements thereto.

“Stored Value Business” means the business of issuing transaction cards loaded with prepaid amounts.

“Stored Value Party” means any Person contracting with Merrick Bank in connection with the Stored Value Business.

“Subsidiary” means CMS, Merrick Bank, P Tigers, the Maplewood Entities and any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii)  the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Taxes” means (i)  all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative or add-on minimum, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii)  all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii)  any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision of aw) or otherwise.

“Taxing Authority” means the IRS or any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Subsidiaries, or any of their Affiliates.

“Utah DFI” means the Utah Department of Financial Institutions.